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                             AGREEMENT AND PLAN
                                 OF MERGER

                                   among
                                AMTEC, INC.,
                       AMTEC ACQUISITION CORPORATION
                                    and
                              UIH HUNAN, INC.

                        dated as of December 23, 1998






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                             AGREEMENT AND PLAN
                                 OF MERGER



        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of December 23, 1998, is among AMTEC, INC., a Delaware corporation ("Parent"), AMTEC ACQUISITION CORPORATION, a Colorado corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and UIH HUNAN, INC., a Colorado corporation ("UIHH").


                                  RECITALS

        A. The Boards of Directors of Parent and UIHH have determined that a business combination between Parent and UIHH is in the best interests of their respective companies and shareholders, and accordingly have approved this Agreement and the merger provided for herein whereupon Merger Sub shall merge with and into UIHH upon the terms, and subject to the conditions, set forth herein.

        B. This Agreement, and the exhibits and schedules contemplated hereby, represent the entire transaction by which Parent is acquiring all of the issued and outstanding capital stock of UIHH in exchange for an aggregate of 9,600 shares, subject to adjustment as specified herein, of the Series F Convertible Preferred Stock, $.001 par value, of Parent (the "Parent Preferred Stock") to be issued to UIH China Holdings, Inc. (the "UIHH Shareholder").

        C. The merger is intended to qualify, for federal income tax purposes, as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement is intended to be a "plan of reorganization" within the meaning of the regulations promulgated under Section 368 of the Code.

        D. Parent, Merger Sub and UIHH desire to make certain representations, warranties and agreements in connection with the merger.


                                 AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                 ARTICLE I

                                 THE MERGER

        1.1 The Merger. Subject to the terms and conditions of this Agreement and the Colorado Business Corporation Act (the "Act"), at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into UIHH in accordance herewith and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). UIHH shall be the surviving corporation in the Merger and, therefore, is sometimes hereinafter referred to as "Surviving Corporation."

        1.2 The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at the offices of Holme Roberts & Owen LLP, 1700 Lincoln Street, Suite 4100, Denver, Colorado 80203, at 10:00 a.m., local time, within three business days following the day on which the conditions set forth in Article VIII shall be fulfilled or waived in accordance herewith, or at such other time or date as Parent and UIHH agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

        1.3 Effective Time. If all the conditions to the Merger set forth in Article VIII shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article X, the parties hereto shall cause Articles of Merger and a Plan of Merger meeting the requirements of Section 7-11-101 of the Act to be properly executed and duly filed in accordance with the Act on the Closing Date. Forms of the Articles of Merger and Plan of Merger are set forth hereto as Exhibits 1.3 (a) and (b). The Merger shall become effective at the time specified in the Articles of Merger on the date they are accepted for filing by the Secretary of State of the State of Colorado (the "Effective Time").

        1.4 Certain Tax Positions. The parties hereto intend the Merger to qualify, and will take the position for tax purposes that the Merger qualifies, as a non-taxable reorganization under Sections 368(a)(1)(A) and
(a)(2)(E) of the Code.

        1.5 Effect of Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and Plan of Merger and the applicable provisions of the Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of UIHH and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of UIHH and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

                                 ARTICLE II

                           SURVIVING CORPORATION

        2.1 Articles of Incorporation. The Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving
Corporation until duly amended.

        2.2 Bylaws. At the Effective Time, the Bylaws of the Surviving Corporation shall be deemed amended and restated in the form of the Bylaws of Merger Sub as in effect immediately prior to the Effective Time, until duly amended in accordance with applicable law.

        2.3 Directors. The directors of the Surviving Corporation shall be Joseph R. Wright, Jr., Michael Lim and Albert Pastino.

        2.4 Officers. The officers the of Surviving Corporation shall be Joseph R. Wright, Jr., President and Chief Executive Officer, Michael Lim, Executive Vice President, and Albert Pastino, Senior Vice President and Chief Financial Officer.

                                ARTICLE III

                     EFFECT OF MERGER ON CAPITAL STOCK

        3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, UIHH or the holders of securities of any of the foregoing, all of the following shall occur:

        (a)    Conversion of UIHH Common Stock.

               (i) At the Effective Time, all issued and outstanding shares of UIHH Common Stock (as defined in Section 4.2) shall automatically be canceled and retired and no longer be outstanding, but instead shall be converted into the right to receive aggregate consideration ("Merger Consideration") equal to the greater of (A) 9,600 shares of Parent Preferred Stock, or (B) a number of shares of Parent Preferred Stock equal to (i) $12,000,000, divided by (ii) the Average Closing Price Per Share. Each share of Parent Preferred Stock will be issued pursuant to and have the rights set forth in the Certificate of Designations, attached hereto as Exhibit 3.1(a)(i).

               (ii) Exhibit 3.1(a)(ii) sets forth all shares of UIHH Common Stock outstanding as of the date of this Agreement, along with a calculation of the shares of Parent Preferred Stock issuable as of the Effective Time.

               (iii) As used herein, the term "Average Closing Price Per Share" means the average closing market price per share for shares of the Parent Common Stock during the ten (10) consecutive trading days ending on the third trading day prior to the Effective Time, as reported by the American Stock Exchange.

        (b) Fractional Shares. No fraction of a share of Parent Preferred Stock will be issued in the Merger. In lieu of such issuance, all shares of Parent Preferred Stock issued to the UIHH Shareholder pursuant to this Agreement shall be rounded up to the closest whole share of Parent Preferred Stock.

        (c) Capital Stock of Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of Parent, Merger Sub or UIHH, each issued and outstanding share of Common Stock of Merger Sub (the "Merger Sub Common Stock") shall be converted into one (1) share of the Surviving Corporation's Common Stock.

        3.2 Exchange of Certificates. At the Closing, UIHH shall deliver or cause to be delivered to Parent stock certificates representing all of the issued and outstanding shares of UIHH Common Stock endorsed in blank or accompanied by duly executed assignment documents and Parent shall deliver to the UIHH Shareholder, in exchange for such shares of UIHH Common Stock so delivered, the number of shares of Parent Preferred Stock to which the shareholder of UIHH is entitled pursuant to Section 3.1 (a) hereof.

        3.3 No Further Ownership Rights in UIHH Common Stock. All shares of Parent Preferred Stock issued upon surrender for exchange of shares of UIHH Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of UIHH Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of UIHH Common Stock that were outstanding immediately prior to the Effective Time.

                                 ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF UIHH

        Except as disclosed in a document of even date herewith and delivered by UIHH to Parent prior to the execution and delivery of this Agreement and referring to the section number and subsection of the representations and warranties in this Agreement (the "UIHH Disclosure Schedule"), UIHH represents and warrants to Parent and Merger Sub as follows:

        4.1 Organization, Standing and Power. UIHH is a corporation duly organized and validly existing and in good standing under the laws of the State of Colorado, has the full corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified and in good standing would not have a Material Adverse Effect (as defined in Section 10.4) on UIHH. UIHH has delivered to Parent a complete and correct copy of its Articles of Incorporation and Bylaws, each as amended to date. UIHH is not in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent organizational documents. The UIHH Disclosure Schedule lists a complete and correct list of the officers and directors of UIHH.

        4.2 Capitalization; Shareholders. The authorized capital stock of UIHH consists of 10,000 shares of UIHH Common Stock, par value $1.00 (the "UIHH Common Stock"), of which there are issued and outstanding 100 shares. The UIHH Shareholder owns all 100 outstanding shares of UIHH Common Stock. The sole shareholder of the UIHH Shareholder is UIH Asia/Pacific Communications, Inc. The UIHH Disclosure Schedule sets forth all outstanding subscriptions, options, warrants, puts, calls, purchase or sale rights, conversion rights, exchangeable or convertible securities or other commitments, agreements, contracts understandings, restrictions, arrangements and rights of any nature ("Rights Agreements") to which UIHH is a party or by which UIHH may be bound obligating UIHH to issue, deliver, sell, purchase, redeem, or cause to be issued, delivered, sold or purchased additional shares of the capital stock of UIHH or obligating UIHH to enter into such Rights Agreements. All outstanding shares of UIHH Common Stock are duly authorized, validly issued, fully paid and non-assessable, are free and clear of any mortgage, pledge, lien, encumbrance, charge or other security interest (a "Lien"), and are not subject to preemptive rights or rights of first refusal created by statute, the Articles of Incorporation or Bylaws of UIHH or any agreement to which UIHH is a party or by which it is bound. There are no contracts, commitments or agreements relating to voting, purchase or sale of UIHH's capital stock. UIHH does not have any outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible or exercisable into securities having the right to vote) with holders of shares of UIHH Common Stock on any matter.

        4.3 Subsidiaries. Except for a 49 percent interest in the Hunan International Telecommunications Company Limited, a joint venture limited liability company organized and existing under the laws of the Peoples' Republic of China, UIHH does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

        4.4    Due Authorization.

        (a) UIHH has the full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of UIHH. This Agreement has been duly executed and delivered by UIHH and, assuming due execution and delivery by all other parties hereto, constitutes the valid and binding obligation of UIHH enforceable against UIHH in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar statutes or rules of law affecting creditors' rights generally or by general principles of equity. The execution and delivery of this Agreement by UIHH do not, and the consummation of the transactions contemplated hereby will not: (i) conflict with or violate any provision of the Articles of Incorporation or Bylaws of UIHH, (ii) violate or conflict with any permit, order, license, decree, judgment, statute, law, ordinance, rule or regulation applicable to UIHH or the properties or assets of UIHH, or (iii) result in any breach or violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of, or result in the creation of any Lien on any of the properties or assets of UIHH pursuant to or require the consent or approval of any party to any mortgage, indenture, lease, contract or other agreement or instrument, bond, note, concession or franchise applicable to UIHH or any of its properties or assets, except, in the case of this clause (iii) only, where such conflict, violation, default, termination, cancellation, acceleration or Lien would not have a Material Adverse Effect on UIHH or prevent the consummation of the transactions contemplated hereby. Except as set forth in the UIHH Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission, political subdivision or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to UIHH in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for the filing of the Plan of Merger and the Articles of Merger as provided in Section 1.3 and such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on UIHH or prevent the consummation of transactions contemplated hereby.

        (b) The UIHH Shareholder has approved, by written consent or otherwise, this Agreement and the Merger in accordance with applicable law, and no other consent or approval of any holder of UIHH Common Stock or other equity securities of UIHH is required for UIHH to execute and deliver this Agreement and consummate the transactions contemplated hereby. By virtue of such approval, the UIHH Shareholder has no right to dissent and obtain payment for its shares under applicable law.

        4.5    Financial Statements.

        (a) UIHH has delivered to Parent true and complete copies of the balance sheet of UIHH as of February 28, 1998 (the "Annual UIHH Balance Sheet"). UIHH also has delivered to Parent true copies of the unaudited balance sheet of UIHH as of August 31, 1998 (the "Interim UIHH Balance Sheet"). To the extent applicable, the Annual UIHH Balance Sheet and the Interim UIHH Balance Sheet have been prepared in accordance with generally accepted accounting principals as used in the United States of America ("GAAP") applied on a basis consistent with each other (except as indicated in the notes thereto and, in the case of the Interim UIHH Balance Sheet, that no notes are included) and fairly present the financial condition of UIHH at the dates indicated therein, subject, in the case of the Interim UIHH Balance Sheet, to normal, recurring year-end audit adjustments.

        (b) At the respective dates of the balance sheets referred to in this Section 4.5, UIHH did not have any liability or obligation of any nature, whether accrued, absolute, fixed or contingent, and whether due or to become due, that, in accordance with GAAP applied on a consistent basis, should have been shown or reflected in the balance sheets but were not, except for the omission of notes in unaudited balance sheets with respect to contingent liabilities that in the aggregate did not materially exceed those so reported in the latest unaudited balance sheets previously delivered and that were of substantially the same type as so reported.

        4.6 Absence of Certain Changes. Except as specifically permitted by this Agreement or as set forth in the UIHH Disclosure Schedule, since the date of the Annual UIHH Balance Sheet, UIHH has conducted its business in the ordinary course consistent with past practice and there has not occurred any change, event or condition (whether or not covered by insurance) that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect on UIHH.

        4.7 Liabilities. Except as set forth in the UIHH Disclosure Schedule, UIHH does not have any liability or obligation of any nature (whether accrued, absolute, contingent, unliquidated, civil, criminal or otherwise, due or to become due) whether or not any such liability or obligation would have been required to be disclosed on a balance sheet prepared in accordance with GAAP.

        4.8 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation (each "Proceeding") pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of UIHH, threatened against UIHH or any of its assets and properties or any of its officers or directors (in their capacities as such). There is no judgment, decree or order against UIHH, or, to the knowledge of UIHH, any of its directors or officers (in their capacities as such), that could prevent consummation of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on UIHH.

        4.9 Restrictions on Business Activities. There is no material agreement, judgment, injunction, order or decree binding upon UIHH which has or could reasonably be expected to have the effect of prohibiting or impairing any current business practice of UIHH or the conduct of business by UIHH as currently conducted.

        4.10 Governmental Authorization. UIHH has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization that is necessary for UIHH to own or lease, operate and use its respective assets and properties and to carry on business as currently conducted (collectively "UIHH Authorizations"). UIHH has performed and fulfilled its obligations under the UIHH Authorizations, and all the UIHH Authorizations are in full force and effect, except where the failure to obtain or have any of such UIHH Authorizations would not reasonably be expected to have a Material Adverse Effect on UIHH.

        4.11 Contracts and Commitments. Except as set forth on the UIHH Disclosure Schedule, UIHH is not a party to any oral or written (a)(i) obligation for borrowed money, (ii) obligation evidenced by bonds, debentures, notes or other similar instruments, (iii) obligation to pay the deferred purchase price of property or services (other than trade accounts arising in the ordinary course of business), (iv) obligation under capital leases, (v) debt of others secured by a Lien on its property, (vi) guaranty of liabilities or obligations of others, (vii) agreement under which UIHH is obligated to make or expects to receive payments, individually or in the aggregate, in excess of $100,000, or (viii) agreement granting any person a Lien on any of its properties or assets (except purchase money security interests created in the ordinary course of business consistent with past practice); or (b)(i) employment agreement or collective bargaining agreement or (ii) agreements that limit the right of UIHH, or any of its employees to compete in any line of business; or (c) agreement that, after giving effect to the transactions contemplated hereby, purports to restrict or bind Parent or any of its subsidiaries, other than the Surviving Corporation, in any respect (other than any such agreement that is not material to the continued operation and current business practices of UIHH and does not affect any material business relationship of UIHH). True and complete copies of all agreements described in the UIHH Disclosure Schedule have been delivered to Parent. UIHH has not breached in any material way, and is not in default of any of its material obligations under any of such agreements. To the knowledge of UIHH, all other parties thereto have complied in all material respects with the provisions thereof and such parties are not in breach or violation of, or in default (with or without notice or lapse of time, or both) under such agreements. With respect to such agreements, UIHH has not received any notice of termination, cancellation or acceleration or any notice of breach, violation or default thereof.

        4.12 Intellectual Property. UIHH owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material that are used in the business of UIHH as currently conducted, except to the extent that the failure to have such rights could not reasonably be expected to have a Material Adverse Effect on UIHH.

        4.13 Other Property. UIHH owns no property or assets except as provided in Sections 4.12 and 4.3.

        4.14   Environmental Matters.

        (a) UIHH has, since its formation, complied with, and is now in compliance with, all Environmental Laws (as defined below) applicable to its current and prior business, properties and assets. No material permits, approvals, registrations, licenses or other authorizations are required by any Governmental Entity pursuant to any Environmental Law with respect to the business, operations, properties and assets, of UIHH. There is no pending or, to UIHH's knowledge, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry, information request or notice of potential liability by any Governmental Entity or third party, relating to any Environmental Law to which UIHH is a party or, to UIHH's knowledge, threatened to be made a party. For purposes of this Agreement, "Environmental Law" means any domestic and foreign, federal, state or local law, statute, ordinance, rule, regulation, order or judgment or the common law relating to protection of public health, safety or the environment or occupational health and safety, or that regulates, or creates liability for, releases or threatened releases of any Hazardous Substance. As used in this Section 4.14 and Section 5.14, the terms "release" and "environment" have the meanings set forth in the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), and "Hazardous Substance" means any substance regulated by, or the presence of which creates liability under, any Environmental Law (including without limitation CERCLA) and includes without limitation industrial, toxic or hazardous substances, pollutants and contaminants, oil or petroleum products, solid or hazardous waste, chemicals and asbestos.

        (b) UIHH has not caused any, and to the knowledge of UIHH there have been no, releases or threatened releases of any Hazardous Substance in violation of, or that could reasonably be expected to create any liability or responsibility for UIHH under, any Environmental Law at any parcel of real property or any facility currently or formerly owned, leased, operated or controlled by UIHH. UIHH has not been required to give any notices to any Governmental Entity, with respect to any release or threatened release of Hazardous Substances caused by or known to UIHH. UIHH is not aware of any releases of Hazardous Substance at parcels of real property or facilities other than those presently or formerly owned, leased, operated or controlled by UIHH that could reasonably be expected to have an impact on the real property or facilities owned, leased, operated or controlled by UIHH.

        (c) The UIHH Disclosure Schedule lists all environmental reports, investigations, audits or similar environmental documents in the possession of UIHH with respect to the operations of, or real property owned, leased, operated or controlled by, or liabilities or obligations of, UIHH (whether conducted by or on behalf of UIHH or a third party and whether done at the initiative of UIHH or directed by a Governmental Entity or other third party). True and complete copies of each such document have been provided to Parent.

        (d) UIHH is not subject to, and is not reasonably expected to be subject to, any liability under any Environmental Law, that could reasonably be expected to have a Material Adverse Effect, including without limitation liability arising out of the utilization by UIHH of any transporter or facility used for treatment, recycling, storage or disposal.

        4.15   Taxes.

        (a) All material Returns (as defined below) required to be filed by or on behalf of UIHH have been duly filed on a timely basis and such Returns (including all attached statements and schedules) are true, complete and correct in all material respects. All Taxes shown to be payable on such Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by UIHH with respect to items or periods covered by the Returns (whether or not shown on or reportable on the Returns) for periods ending on or before February 28, 1998.

        (b) UIHH has withheld and paid over to the appropriate Governmental Entity all material Taxes required to have been withheld and paid over, and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with material amounts paid or owing to any employee, creditor, independent contractor, or other third party.

        (c) There are no Liens on any of the assets of UIHH with respect to Taxes, other than Liens for Taxes not yet due and payable or for Taxes that are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established.

        (d) Since its formation, UIHH has been a member of an affiliated group filing a consolidated federal income tax Returns of which United International Holdings, Inc. is the common parent.

        (e) Except as otherwise disclosed on the UIHH Disclosure Schedule:

               (i) no deficiencies have been asserted in writing and no written notice has been received by UIHH with respect to the failure to file any Return or pay any Taxes; and

               (ii) there is no liability for unpaid Taxes of UIHH for periods ending on or before February 28, 1998.

        (f)    In this Agreement, any reference to

               (i) the term "Taxes" shall mean all taxes, however, denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign Governmental Entity, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes, payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, and other obligations of the same or of a similar nature to any of the foregoing, which any party hereto is required to pay, withhold or collect; and

               (ii) the term "Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

        4.16 Employee Benefit Plans. UIHH has no liability with respect to any employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) pursuant to ERISA, the Code or otherwise and no event has occurred and no condition exists that could be reasonably expected to create any such liability.

        4.17 Indebtedness. UIHH is not directly or contingently obligated under any credit agreements, indentures, purchase agreements, guarantees, conditional sale contracts, capitalized leases, bonds, debentures, notes, letters of credit, acceptance facilities, investments, agreements and other arrangements (collectively "Debt").

        4.18 Insurance. As an indirect subsidiary of United International Holdings, Inc., UIHH is covered by policies of insurance and bonds held by such company of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of UIHH but will cease to be covered by these policies upon Closing. There is no material claim pending under any of such policies or bonds as to which UIHH has received a denial, or, to UIHH's knowledge, as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

        4.19 Compliance With Laws. UIHH has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply which would not have a Material Adverse Effect on UIHH.

        4.20 Minute Books.

               (a) The records and books of account of UIHH are correct and complete in all material respects, have been maintained in accordance with good business practices and are reflected accurately in the financial statements referred to in Section 3.5. UIHH has accounting controls sufficient to insure that its transactions are (1) executed in accordance with management's general or specific authorization and (2) recorded in conformity with GAAP so as to maintain accountability for assets.

               (b) The minute books of each of UIHH contain accurate records of all meetings and accurately reflect all corporate action of the shareholders and the board of directors (including committees) of UIHH.

               (c) The stock books and ledgers of each of UIHH correctly record all transfer and issuance of all capital stock of the UIHH and contain all canceled and unused stock certificates of UIHH.

        4.21 Brokers' and Finders' Fees. UIHH has not incurred, and will not incur, directly or indirectly, any liability for brokerage or finders' fees and agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

        4.22 Disclosure. Except to the extent revised or superseded by a subsequent certificate, schedule or report furnished to Parent, no information, certificate, schedule or report furnished by UIHH to Parent in connection with the negotiation of this Agreement and any Exhibit to this Agreement or the satisfaction of any condition under this Agreement or any Exhibit to this Agreement contained as of the date thereof any untrue statement of a material fact or omitted to state a material fact necessary to make the statement contained therein, in the light of the circumstances under which it was made, not misleading.

        4.23 Aggregate Material Adverse Effect. There is no circumstance or event that satisfies all of the following conditions: (1) such circumstance or event, whether considered individually or in the aggregate with all other such circumstances and events, constitutes a breach of one or more representations, warranties, covenants or other agreements of UIHH in this Agreement or any Exhibit to this Agreement or that would constitute such a breach if such representation, warranty, covenant or agreement did not include a reference therein to the possible occurrence of a Material Adverse Effect, (2) such circumstance or event negatively affects, or could negatively affect, the value of UIHH, taken as a whole, in the amount of $50,000 or more, and (3) such circumstance or event, considered in the aggregate with all other such circumstances and events, could constitute a Material Adverse Effect.

        4.24 Conduct of Business. Except as otherwise disclosed on the UIHH Disclosure Schedule or as otherwise expressly contemplated hereby, since the date of the Annual UIHH Balance Sheet, UIHH has carried on its business in the usual, regular and ordinary course in substantially the same manner as theretofore conducted and used reasonable efforts to preserve intact its present business organizations, kept available the services of its present officers and key employees and preserved its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it. Except as otherwise disclosed on the UIHH Disclosure Schedule or as otherwise expressly contemplated hereby, since the date of the Annual UIHH Balance Sheet, UIHH has not

        (a) acquired or agreed to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets or, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquired or agreed to acquire any assets, other than in the ordinary course of business consistent with past practice;

        (b) made or changed any material election in respect of Taxes, adopted or changed any accounting method in respect of Taxes, filed any material Return or any amendment to a material Return, entered into any closing agreement, settled any claim or assessment in respect of Taxes, or consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

        (c) revalued any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

        (d) delayed in the payment of any trade or other payables other than in the ordinary course of business consistent with past practice;

        (e) sold, leased or otherwise transferred or disposed of any property or asset other than for fair consideration or in the ordinary course of business consistent with past practice;

        (f) changed its accounting methods, practices or policies
(including any change in depreciation or amortization policies or rates);

        (g) declared, set aside, or paid any dividend or other distribution in respect of its capital stock, or made any direct or indirect redemption, retirement, purchase or other acquisition by UIHH of any of its capital stock or other securities or options, warrants or other rights to acquire capital stock;

        (h) canceled any debt or waived or released any right or claim by UIHH, other than in the ordinary course of business consistent with past practice;

        (i) made any payment, or discharged or satisfied any claim, liability or obligation other than as reflected or reserved against in the Annual UIHH Balance Sheet or the Interim UIHH Balance Sheet or in the ordinary course of business consistent with past practice; or

        (j) made any loan or advance (other than advances to employees in the ordinary course of business for travel and entertainment in accordance with past practice) to any person.

        4.25 Reliance. The foregoing representations and warranties are being made by UIHH with the knowledge and expectation that Parent is placing reliance thereon.

                                 ARTICLE V

          REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

               Except as disclosed in a document of even date herewith and delivered by Parent to UIHH prior to the execution and delivery of this Agreement and referring to the section number and subsection of the representations and warranties in this Agreement (the "Parent Disclosure Schedule"), Parent and Merger Sub represent and warrant to UIHH as follows:

        5.1 Organization, Standing and Power. Each of Parent and its subsidiaries, including Merger Sub, is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has the full corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified and in good standing would not have a Material Adverse Effect on Parent. Merger Sub is a newly formed corporation that has not engaged in any business (other than certain organizational matters) since the date of its incorporation and was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any material obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

        5.2    Capitalization; Stockholders.

        (a) The authorized capital stock of Parent consists of 100,000,000 shares of common stock, par value $0.001 per share ("Parent Common Stock"), 10,000,000 shares of preferred stock, par value $0.001 per share, of which, as of the date hereof, there were issued and outstanding 30,033,492 shares of Parent Common Stock, 39.088 shares of Series E Convertible Preferred Stock, and no shares of Parent Preferred Stock. The Parent Disclosure Schedule sets forth a list of all stockholders of Parent who own beneficially more than 5 percent of the outstanding shares of common stock of Parent, and all Rights Agreements to which Parent is a party or by which Parent may be bound obligating Parent to issue, deliver, sell, purchase, redeem, or cause to be issued, delivered, sold or purchased additional shares of the capital stock of Parent or obligating Parent to enter into such Rights Agreements. All outstanding shares of Parent Common Stock and Series E Preferred Stock are duly authorized, validly issued, fully paid and non-assessable, are free and clear of any Lien, and are not subject to preemptive rights or rights of first refusal created by statute, the Articles of Incorporation or Bylaws of Parent or any agreement to which Parent is a party or by which it is bound. The shares of Parent Preferred Stock to be issued to the UIHH Shareholder pursuant to the Merger will, when issued, be duly authorized, validly issued, fully paid, and non-assessable. Each such share of Parent Preferred Stock will have been issued pursuant to, and will carry the rights set forth in, the Certificate of Designation. Except as set forth on the Parent Disclosure Schedule, there are no contracts, commitments or agreements relating to voting, purchase or sale of Parent's capital stock. Parent does not have any outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible or exercisable into securities having the right to vote) with holders of shares of Parent Common Stock and holders of Series E Preferred Stock on any matter.

        (b) The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock, all of which are issued and outstanding and are held by Parent. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby, and immediately prior to the Effective Time will have engaged in no other business activities, will have no subsidiaries and will have conducted its operations only as contemplated hereby.

        5.3    Subsidiaries.

        (a) Parent owns equity interests in each of Hebei United Telecommunications Equipment Company Limited ("Hebei Equipment"), Hebei United Telecommunications Engineering Company Limited ("Hebei Engineering"), ITV Communications, Inc. ("ITV"), AmTec Telecom Holdings Ltd. ("Telecom") and AmTec Hebei Telecom Holdings Ltd. ("Hebei Telecom") and has agreed to acquire a 75% ownership interest in Shanghai V-Tech Telecommunications and Engineering Limited Liability Company. The authorized, issued and outstanding equity interests, together with Parent's ownership interest therein, of Hebei Equipment, Hebei Engineering, ITV, Telecom and Hebei Telecom (collectively, the "AMTEC Subsidiaries") are as set forth on Exhibit PDS-3 to the Parent Disclosure Schedule.

        (b) Except for Parent's interests in the AMTEC Subsidiaries, Parent does not, directly or indirectly, own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

        5.4 Due Authorization. Parent and Merger Sub have the full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the valid and binding obligations of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not: (a) conflict with or violate any provision of the Articles of Incorporation or Bylaws of Parent, the Articles of Incorporation or Bylaws of Merger Sub, or equivalent charter documents of any of the AMTEC Subsidiaries, in each case as amended and in effect on the date hereof, (b) violate or conflict with any permit, order, license, decree, judgment, statute, law, ordinance, rule or regulation applicable to Parent or the AMTEC Subsidiaries or the properties or assets of Parent or the AMTEC Subsidiaries, or (c) result in any breach or violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, cancellation or acceleration of, or result in the creation of any Lien on any of the properties or assets of Parent or the AMTEC Subsidiaries pursuant to any mortgage, indenture, lease, contract or other agreement or instrument, bond, note, concession or franchise applicable to Parent or the AMTEC Subsidiaries or their properties or assets, except, in the case of this clause (c) only, where such conflict, violation, default, termination, cancellation or acceleration would not have a Material Adverse Effect on Parent or the AMTEC Subsidiaries. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent, Merger Sub or the AMTEC Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for (i) the filing, pursuant to the rules of the American Stock Exchange ("AMEX"), of the proxy statement to be sent to the stockholders of Parent in connection with the meeting of Parent's stockholders to consider the transactions contemplated hereby (such proxy statement as amended or supplemented is referred to herein as the "Proxy Statement"), (ii) the filing of the Articles of Merger and Plan of Merger as provided in Section 1.3, (iii) the filing of a Form 8-K with the Securities and Exchange Commission (the "SEC") and AMEX within 15 days after the Closing Date, (iv) any filings as may be required under applicable state securities laws and the securities laws of any foreign country, and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Parent or any of the AMTEC Subsidiaries or would not prevent or materially alter or delay any of the transactions contemplated by this Agreement.

        5.5    SEC Documents; Financial Statements.

               Parent has filed all forms, reports and documents required to be filed with the SEC and has furnished UIHH with true and complete copies of its (a) Annual Report on Form 10-K for the fiscal years ended March 31, 1998 and March 31, 1997, as filed with the SEC, (b) Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, as filed with the SEC, (c) proxy statements related to all meetings of its stockholders (whether annual or special) since March 31, 1996, and (d) all other reports and registration statements filed by Parent with the SEC since March 31, 1996 (collectively, the "Parent SEC Documents"). As of their respective filing dates, the Parent SEC Documents were, or will be, prepared in all material respects in accordance with the requirements of the Securities Exchange Act of 1934, as amended (together with any successor federal statute and the rule and regulations promulgated thereunder, the "Exchange Act") or the Securities Act of 1933, as amended (together with any successor federal statute and the rule and regulations promulgated thereunder, the "Securities Act"), as applicable, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents and did, or will, not at the time they were or are filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the AMTEC Subsidiaries is required to file any forms, reports or other documents with the SEC. The annual and interim financial statements included in the Parent SEC Documents were and will be prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as indicated in the notes thereto) and fairly present or will fairly present the consolidated financial condition and operating results of Parent and its consolidated subsidiaries at the dates and during the periods indicated therein, subject, in the case of interim financial statements, to normal, recurring year-end audit adjustments.

        5.6 Absence of Certain Changes. Except as disclosed in the Parent SEC Documents filed with the SEC prior to the date hereof, since March 30, 1998 (the "Parent Balance Sheet Date"), each of Parent and the AMTEC Subsidiaries has conducted its business in the ordinary course consistent with past practice and there has not occurred: (a) any change, event or condition (whether or not covered by insurance) that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect on Parent, (b) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Parent, or any direct or indirect redemption, retirement, purchase or other acquisition by Parent of any of its capital stock, or (c) any change, or any development or combination of developments which would be required to be disclosed as a material change in response to Item 11(a) of Form S-3. Except as disclosed in such Parent SEC Documents, Parent is not aware of any facts which are reasonably likely to have a Material Adverse Effect on Parent.

        5.7 Liabilities. Except as set forth in the Parent Disclosure Schedule, Parent does not have any liability or obligation of any nature (whether accrued, absolute, contingent, unliquidated, civil, criminal or otherwise, due or to become due) whether or not any such liability or obligation would have been required to be disclosed on a balance sheet prepared in accordance with GAAP.

        5.8 Litigation. Except as set forth in the Parent Disclosure Schedule, there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Parent or the AMTEC Subsidiaries, threatened against Parent or any of the AMTEC Subsidiaries or any of their respective assets and properties or any of their officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Parent. There is no judgment, decree or order against Parent or any of the AMTEC Subsidiaries, or, to the knowledge of Parent or the AMTEC Subsidiaries, any of their respective directors or officers (in their capacities as such), that could prevent consummation of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Parent.

        5.9 Restrictions on Business Activities. There is no material agreement, judgment, injunction, order or decree binding upon Parent or the AMTEC Subsidiaries which has or could reasonably be expected to have the effect of prohibiting or impairing any current business practice of Parent or the AMTEC Subsidiaries, any acquisition of property by Parent or the AMTEC Subsidiaries or the conduct of business by Parent or the AMTEC Subsidiaries as currently conducted by Parent.

        5.10 Governmental Authorization. Except as set forth in the Parent Disclosure Schedule, Parent, Merger Sub and each of the AMTEC Subsidiaries has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization that is necessary for Parent, Merger Sub or such AMTEC Subsidiary to own or lease, operate and use its respective assets and properties and to carry on its business as currently conducted (collectively "Parent Authorizations"). Parent, Merger Sub and such AMTEC Subsidiary has performed and fulfilled its obligations under the Parent Authorizations, and all the Parent Authorizations are in full force and effect.

        5.11   Contracts and Commitments.

        (a) Except as set forth on the Parent Disclosure Schedule, neither Parent nor any of the AMTEC Subsidiaries is a party to any oral or written
(a)(i) obligation for borrowed money, (ii) obligation evidenced by bonds, debentures, notes or other similar instruments, (iii) obligation to pay the deferred purchase price of property or services (other than trade accounts arising in the ordinary course of business), (iv) obligation under capital leases, (v) debt of others secured by a Lien on its property, (vi) guaranty of liabilities or obligations of others, (vii) agreement under which Parent or any of the AMTEC Subsidiaries is obligated to make or expects to receive payments, individually or in the aggregate in excess of $100,000, (viii) agreement under which Parent or any of the AMTEC Subsidiaries is obligated to provide services, (ix) agreement under which Parent has entered into a joint venture with another party or (x) agreement granting any Person a Lien on any of the properties or assets of Parent or such AMTEC Subsidiary; or (b)(i) employment agreement or collective bargaining agreement or (ii) agreements that limit the right of Parent or any such subsidiary, or any of their respective employees to compete in any line of business; or (c) agreement that, after giving effect to the transactions contemplated hereby, purports to restrict or bind Parent or any of its subsidiaries, other than Surviving Corporation, in any respect. True and complete copies of all agreements described in the Parent Disclosure Schedule have been delivered to UIHH. Parent has not breached any of its obligations under any of such agreements. To the knowledge of Parent, all other parties thereto have complied in all material respects with the provisions thereof and such parties are not in breach or violation of, or in default (with or without notice or lapse of time, or both) under such agreements. With respect to such agreements, neither Parent nor any of its AMTEC Subsidiaries received any notice of termination, cancellation or acceleration or any notice of breach, violation or default thereof.

        (b) Hebei Engineering and China United Telecommunications Co. ("UNICOM") are parties to a Project Cooperation Contract, dated February 9, 1996, as revised April 8, 1997 (the "Cooperation Contract"). Hebei Engineering has complied in all material respects with the Cooperation Contract and is not in breach or violation of, or in default under the Cooperation Contract. The Cooperation Contract constitutes a legal, valid and binding obligation of UNICOM and, to the knowledge of Parent, UNICOM has complied in all material respects with the Cooperation Contract and is not in breach or violation of, or in default under, the Cooperation Contract.

        5.12 Title to Property. Parent and each of the AMTEC Subsidiaries has good and marketable title to all of its respective properties and assets, or in the case of leased properties and assets, valid leasehold interests in such properties, free and clear of any Lien, except for Liens for Taxes not yet due and payable and except for such Liens or imperfections of title as do not materially detract from the value of or interfere with the current use of the properties or assets affected thereby. The plants, property and equipment of Parent and each of the AMTEC Subsidiaries that are used in the operations of its business are in good operating condition and repair, ordinary wear and tear excepted. The Parent Disclosure Schedule identifies each parcel of real property leased by Parent or any of the AMTEC Subsidiaries. Neither Parent nor any of the AMTEC Subsidiaries has any real property.

        5.13 Intellectual Property. Parent and each of the AMTEC Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material that are used in the business of Parent or such subsidiary as currently conducted, except to the extent that the failure to have such rights could not reasonably be expected to have a Material Adverse Effect on Parent.

        5.14   Environmental Matters.

        (a) Parent and each of the AMTEC Subsidiaries has complied with, and is now in compliance with, all domestic and foreign Environmental Laws applicable to its current and prior business, properties and assets. No material permits, approvals, registrations, licenses or other authorizations are required by any Governmental Entity pursuant to any Environmental Law with respect to the business, operations, properties and assets, of Parent or the AMTEC Subsidiaries. There is no pending or, to the knowledge of Parent or the AMTEC Subsidiaries, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry, information request or notice of potential liability by any Governmental Entity or third party, relating to any Environmental Law to which Parent or any of the AMTEC Subsidiaries is a party or, to the knowledge of Parent or the AMTEC Subsidiaries, threatened to be made a party.

        (b) Neither Parent nor the AMTEC Subsidiaries have caused any, and to the knowledge of Parent and the AMTEC Subsidiaries, there have been no, releases or threatened releases of any Hazardous Substance in violation of, or that could reasonably be expected to create any liability or responsibility for Parent or the AMTEC Subsidiaries under, any Environmental Law at any parcel of real property or any facility currently or formerly owned, leased, operated or controlled by Parent or the AMTEC Subsidiaries. Neither Parent nor any of the AMTEC Subsidiaries has been required to give any notices to any Governmental Entity, with respect to any release or threatened release of Hazardous Substances caused by or known to Parent or any of the AMTEC Subsidiaries. Neither Parent or the AMTEC Subsidiaries is aware of any releases of Hazardous Substance at parcels of real property or facilities other than those presently or formerly owned, leased, operated or controlled by Parent or any of the AMTEC Subsidiaries that could reasonably be expected to have an impact on the real property or facilities owned, leased, operated or controlled by UIHH or the AMTEC Subsidiaries.

        (c) The Parent Disclosure Schedule lists all environmental reports, investigations, audits or similar environmental documents in the possession of Parent or the AMTEC Subsidiaries with respect to the operations of, or real property owned, leased, operated or controlled by, or liabilities or obligations of, Parent or any of the AMTEC Subsidiaries (whether conducted by or on behalf of Parent or any of the AMTEC Subsidiaries or a third party and whether done at the initiative of Parent or directed by a Governmental Entity or other third party). True and complete copies of each such document have been provided to UIHH.

        (d) Neither Parent nor any of the AMTEC Subsidiaries is subject to, or is reasonably expected to be subject to, any liability under any Environmental Law, that could reasonably be expected to have a Material Adverse Effect, including without limitation liability arising out of the utilization by Parent or any of the AMTEC Subsidiaries of any transporter or facility used for treatment, recycling, storage or disposal.

        5.15   Taxes.

        (a) All material Returns required to be filed by or on behalf of Parent and the AMTEC Subsidiaries have been duly filed on a timely basis and such Returns (including all attached statements and schedules) are true, complete and correct in all material respects. All Taxes shown to be payable on such Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by Parent or any of the AMTEC Subsidiaries with respect to items or periods covered by the Returns (whether or not shown on or reportable on the Returns) for periods ending on or before March 31, 1997.

        (b) Parent and each of the AMTEC Subsidiaries has withheld and paid over to the appropriate Governmental Authority all material Taxes required to have been withheld and paid over, and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with material amounts paid or owing to any employee, creditor, independent contractor, or other third party.

        (c) There are no Liens on any of the assets of Parent or any of the AMTEC Subsidiaries with respect to Taxes, other than Liens for Taxes not yet due and payable or for Taxes that are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established.

        (d) Parent has made available to UIHH true and complete copies of:
(i) all federal and state income and franchise tax Returns of Parent and each of the AMTEC Subsidiaries for all periods since the date of formation of Parent and each of the AMTEC Subsidiaries, and (ii) all tax audit reports, work papers, statements of deficiencies, closing or other agreements received by Parent or any of the AMTEC Subsidiaries relating to its Taxes.

        (e) Except as otherwise disclosed on the Parent Disclosure
Schedule:

               (i) no deficiencies have been asserted in writing and no written notice has been received by Parent or any of the AMTEC Subsidiaries with respect to the failure to file any Return or pay any Taxes; and

               (ii) the amount of liability for unpaid Taxes of Parent and the AMTEC Subsidiaries for all periods ending on or before March 31, 1997, will not, in the aggregate, exceed the amount of the current liability accruals for Taxes (not including any reserve for deferred taxes established to reflect timing differences between book and tax income), as such accruals are reflected on the balance sheet of Parent or such AMTEC Subsidiary as of such date.

        5.16   Employee Benefit Plans.

        (a) The Parent Disclosure Schedule lists, with respect to Parent, and any trade or business (whether or not incorporated) that is treated as a single employer with Parent (an "ERISA Affiliate") within the meaning of
Section 414(b), (c), (m) or (o) of the Code: (i) all material employee benefit plans (as defined in Section 3(3) of ERISA), (ii) each loan to a non-officer employee in excess of $50,000, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code) or dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management and that do not generally apply to all employees, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations remain for the benefit of, or relating to, any present or former employee, consultant or director (collectively, the "Parent Employee Plans").

        (b) Parent has furnished to UIHH a copy of each of the Parent Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and, to the extent still in its possession, any material employee communications relating thereto) and has, with respect to each Parent Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500, including all schedules attached thereto and actuarial reports, if any, filed for the last three Plan years. Parent has furnished UIHH with the most recent Internal Revenue Service determination letter issued with respect to each Parent Employee Plan intended to be qualified under Section 401(a) of the Code (and each such Plan has received a favorable determination letter and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Parent Employee Plan subject to Section 401(a) of the Code), and all communications with respect to any such Parent Employee Plan described in
Section 5.16(a) with the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation. Parent has never established or maintained in trust any Parent Employee Plan under Section 501(c)(9) of the Code.

        (c) (i) None of the Parent Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; (ii) there have been no violations of applicable provisions of the Code or ERISA with respect to any Parent Employee Plan that could reasonably be expected to have, in the aggregate, a Material Adverse Effect on Parent; (iii) each Parent Employee Plan is in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have a Material Adverse Effect on Parent, and Parent has no knowledge of any default or violation by any other party to any of the Parent Employee Plans, which default or violation could reasonably be expected to have a Material Adverse Effect on Parent; (iv) all material contributions required to be made by Parent to any Parent Employee Plan have been made on or before their due dates; and (v) Parent has never maintained or otherwise incurred any obligation under any plan subject to Title IV of ERISA. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Parent, is threatened, against or with respect to any such Parent Employee Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor. Parent does not have any obligations under Section 4980A of the Code with respect to any former employees or qualified beneficiaries thereunder, except as set forth in the Parent Disclosure Schedule.

        (d) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not: (i) entitle any current or former employee or other service provider or any director of Parent or any of the AMTEC Subsidiaries to severance benefits or any other payment (including unemployment compensation, golden parachute, bonus or otherwise), (ii) increase any benefits otherwise payable, or (iii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, service provider or director.

        (e) There has been no amendment to, written interpretation or announcement (whether or not written) by Parent, or change in participation or coverage under, any Parent Employee Plan which would increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in the annual financial statements which are included in the Parent SEC Documents.

        5.17   Indebtedness.

        (a) The Parent Disclosure Schedule lists the following:

               (i) all Debt presently in effect providing for or relating to any amount greater than $10,000 in respect of which Parent or the AMTEC Subsidiaries is in any manner directly or contingently obligated;

               (ii) the maximum principal or face amounts of such Debt outstanding or which may be outstanding under each of those agreements and other arrangements;

               (iii) the maturity date or dates of such Debt; and

               (iv) whether such Debt is recourse or non-recourse.

        (b) Except as set forth in the Parent Disclosure Schedule, the execution and delivery of this Agreement will not (and will not give any person a right to) terminate or modify any rights of, or accelerate or increase any obligation of the Parent or any of the AMTEC Subsidiaries with respect to any such Debt.

        (c) Except as set forth on the Parent Disclosure Schedule, at the Effective Time, Parent will not be indebted to any shareholder, director, officer, employee or agent of Parent or any of the AMTEC Subsidiaries (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Parent or any of the AMTEC Subsidiaries, and there are no other transactions of the type required to be disclosed pursuant to Items 402 and 404 of Regulation S-K under the Securities Act, and the Exchange Act.

        5.18 Insurance. Parent and each of the AMTEC Subsidiaries has policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Parent and each of the AMTEC Subsidiaries. The Parent Disclosure Schedule sets forth a true and complete listing of all such policies, copies of each of which have been provided to UIHH. There is no material claim pending under any of such policies or bonds as to which Parent or any of the AMTEC Subsidiaries has received a denial, or, to the knowledge of Parent or any of the AMTEC Subsidiaries, as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Parent and each AMTEC Subsidiary is otherwise in compliance in all material respects with the terms of such policies and bonds. Parent has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies. To the knowledge of Parent, each policy or bond is legal, valid, binding, enforceable and in full force and effect and will continue to be legal, valid, binding, enforceable and in full force and effect following the consummation of the transactions contemplated hereby.

        5.19 Compliance With Laws. Parent and each of the AMTEC Subsidiaries has complied with, is not in violation of, and have not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply which would not have a Material Adverse Effect on Parent. Parent and each of the AMTEC Subsidiaries has since its formation complied with, and is in compliance with, all U.S. export control laws, including but not limited to the Export Administration Act, as amended, the International Emergency Economic Powers Act, the Arms Export Control Act, the Trading With the Enemy Act, and the Foreign Corrupt Practices Act.

        5.20 Brokers' and Finders' Fees. Neither Parent nor any of the AMTEC Subsidiaries has incurred, or will incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

        5.21 Misstatements. Except to the extent revised or superseded by a subsequent certificate, schedule or report furnished to UIHH, no information, certificate, schedule or report furnished by Parent to UIHH with respect to Parent, Merger Sub or the AMTEC Subsidiaries in connection with the negotiation of this Agreement and any Exhibit to this Agreement or the satisfaction of any condition under this Agreement or any Exhibit to this Agreement contained as of the date thereof any untrue statement of a material fact or omitted to state a material fact necessary to make the statement contained therein, in the light of the circumstances under which it was made, not misleading.

        5.22 Business Combination Transactions. Except as set forth in the Parent Disclosure Schedule, none of Parent, Merger Sub and the AMTEC Subsidiaries has entered into any agreement with any person which has not been terminated as of the date of this Agreement, and under which there remains any liability or obligation of any of Parent, Merger Sub and the AMTEC Subsidiaries with respect to a merger or business combined transaction.

        5.23 Conduct of Business. Except as otherwise disclosed on the Parent Disclosure Schedule or as otherwise expressly contemplated hereby, since March 31, 1998, Parent and the AMTEC Subsidiaries have carried on their respective businesses in the usual, regular and ordinary course in substantially the same manner as theretofore conducted and used reasonable efforts to preserve intact their present business organizations, kept available the services of their present officers and key employees and preserved their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it. Except as otherwise disclosed on the Parent Disclosure Schedule or as otherwise expressly contemplated hereby, since March 31, 1998, neither Parent nor any AMTEC Subsidiary has

        (a) acquired or agreed to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets or, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquired or agreed to acquire any assets, other than in the ordinary course of business consistent with past practice;

        (b) made or changed any material election in respect of Taxes, adopted or changed any accounting method in respect of Taxes, filed any material Return or any amendment to a material Return, entered into any closing agreement, settled any claim or assessment in respect of Taxes, or consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

        (c) revalued any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

        (d) delayed in the payment of any trade or other payables other than in the ordinary course of business consistent with past practice;

        (e) sold, leased or otherwise transferred or disposed of any property or asset other than for fair consideration or in the ordinary course of business consistent with past practice;

        (f) changed its accounting methods, practices or policies
(including any change in depreciation or amortization policies or rates);

        (g) declared, set aside, or paid any dividend or other distribution in respect of its capital stock, or made any direct or indirect redemption, retirement, purchase or other acquisition by Parent or any AMTEC Subsidiary of any of its capital stock or other securities or options, warrants or other rights to acquire capital stock;

        (h) canceled any debt or waived or released any right or claim by Parent or any AMTEC Subsidiary, other than in the ordinary course of business consistent with past practice;

        (i) made any payment, or discharged or satisfied any claim, liability or obligation other than as reflected or reserved against in the financial statements included in the Parent SEC Documents or in the ordinary course of business consistent with past practice;

        (j) made any loan or advance (other than advances to employees in the ordinary course of business for travel and entertainment in accordance with past practice) to any person.

        5.24 Reliance. The foregoing representations and warranties are being made by Parent and Merger Sub with the knowledge and expectation that UIHH is placing reliance thereon.

                                 ARTICLE VI

                                 COVENANTS

        6.1 Access to Information. Each party shall afford the other and its accountants, counsel and other representatives (collectively, "Representatives") full access during normal business hours (and at such other times as the parties hereto agree) during the period prior to the Effective Time to: (a) all of such party's properties, books, contracts, commitments and records, and (b) all other information concerning the business, properties and personnel of such party as the other party may reasonably request. Each party agrees to provide to the other and its accountants, counsel and other representatives copies of internal financial statements promptly upon request. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Parent and UIHH shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations. No information or knowledge obtained in any investigation pursuant to this Section 6.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties hereto to consummate the Merger.

        6.2 Confidentiality. Each party hereto and its Representatives will treat as confidential and hold in confidence all information concerning the businesses and affairs of the other that is not already generally available to the public and is not otherwise known to the party to whom it was disclosed on a non-confidential basis ("Confidential Information") and refrain from using any Confidential Information, except in furtherance of this Agreement or as required by law or regulation. In the event of the termination of this Agreement, each party will treat and hold as such all Confidential Information received from the other party hereto, refrain from using any of such Confidential Information and return or destroy, at the request of the other party, all tangible embodiments (and all copies) of such Confidential Information. In the event that a party is requested or legally required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such party will notify the other promptly of the request or requirement so that such other party may seek an appropriate protective order or waive compliance with the provisions of this Section 6.2. If, in the absence of a protective order or the receipt of a waiver hereunder, a party is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such party may disclose the Confidential Information to the tribunal; provided, however, that such party shall use reasonable effort to obtain, at the request of the other party, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as such other party shall designate.

        6.3 Publicity. None of the Parties shall not issue, or cause or permit to be issued, any press release or otherwise make any public statement regarding the terms of this Agreement or the transactions contemplated hereby without Parent's and UIHH's prior written consent, except as required by applicable Laws.

        6.4 Filings; Cooperation. Parent and UIHH shall each take, and cause their affiliates to take, all actions necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, but not limited to,
(a) making filings required under the Securities Act and the Exchange Act, and the rules and regulations thereunder, and under applicable Blue Sky or similar securities laws, (b) obtaining all waivers, consents and approvals necessary to effect such registrations and filings and all consents of third parties necessary for consummation of the merger, and (c) lifting any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible).

        6.5    Proxy Statement and Shareholder Approval

               (a) Preliminary Proxy Statement. Parent shall, as soon as reasonably practicable, prepare a preliminary form (the "Preliminary Proxy Statement") of the Proxy Statement. The Parent shall (i) file the Preliminary Proxy Statement with the SEC promptly after it has been prepared in a form reasonably satisfactory to UIHH, and (ii) use its reasonable efforts to respond to the comments of the SEC thereon in a manner reasonably satisfactory to UIHH. Parent shall promptly prepare any amendments to the Preliminary Proxy Statement required in response to the SEC's comments or which Parent, with the advice of counsel, deems necessary or advisable, and Parent shall use its reasonable efforts to cause the Proxy Statement to be filed with the SEC as soon as reasonably practicable after the Preliminary Proxy Statement, as so amended, is cleared by the SEC.

               (b) UIHH Cooperation. To the extent information regarding UIHH is required to be included in the Proxy Statement, UIHH hereby agrees to promptly supply such information to Parent upon request. UIHH further agrees that the information so supplied shall not contain any statement which, at the time of delivery, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading. UIHH further agrees promptly to supply such additional information to Parent as may be necessary to correct any statement or omission regarding UIHH included in the Proxy Statement that becomes false or misleading with respect to any material fact prior to the Closing Date.

               (c) Parent Stockholders Meeting. Parent shall take all action necessary in accordance with applicable law and its Articles of Incorporation and Bylaws within [30 days] after the date hereof either (i) to obtain the written consent of the stockholders of Parent to the issuance of capital stock of Parent in connection with this Agreement (the "Issuance") or (ii) to convene a special meeting of its stockholders and solicit from stockholders proxies in favor of the Issuance. In any event, Parent shall use its best efforts to take all action necessary or advisable to secure the vote or consent of stockholders required to effect the Issuance, and subject to the fiduciary duties of Parent's Board of Directors under applicable law, as advised by counsel, the Board of Directors of Parent shall recommend a consent or vote in favor of the Issuance.

        6.6    Further Assurances.

        (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings (including, but not limited to, filings with all applicable Governmental Entities) and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible).

        (b) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Parent and the Surviving Corporation shall take all such necessary action.

        (c) UIHH, on the one hand, and Parent on the other shall confirm and represent to one another, such factual matters as the other may reasonably request in order for each party to confirm that the Merger will qualify as a nontaxable reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

        (d) None of Parent, Merger Sub and UIHH will (both before and after consummation of the Merger) take any actions, other than those contemplated by this Agreement, which would prevent the transaction effected through the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code.

        6.7    Certain Tax Matters.

        (a) Parent shall cause UIHH to continue at least one significant historical business line of UIHH, or shall use at least a significant portion of UIHH' historical business assets in a business, in each case within the meaning of Treasury Regulation Section 1.368-1(d).

        (b) The UIHH Shareholder shall retain and provide to Parent, and Parent will retain and provide to the UIHH Shareholder, any records or other information that may be relevant to any Return, audit or examination, proceeding, or determination that affects any amount required to be shown on any Return. Without limiting the generality of the foregoing, each party shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Returns, supporting work schedules, and other records or information that may be relevant to such Returns for all tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

        (c) Parent shall exercise complete control over the handling, disposition, and settlement of any governmental inquiry, examination, or proceeding that could result in a determination with respect to Taxes due or payable by the Surviving Corporation for any period ending on or after the Closing Date and the UIHH Shareholder shall exercise complete control with respect to any period ending prior to the Closing Date.

        (d) Parent shall pay any sales, use, transfer or documentary Taxes and recording and filing fees, incurred in connection with this Agreement and shall prepare and timely file all Returns with respect to such taxes and fees.

        6.8 Notice of Breach. Each party hereto shall promptly give written notice to the others upon becoming aware of the occurrence or impending or threatened occurrence or nonoccurrence, of any event that could cause or constitute a breach of any of its representations, warranties or covenants hereunder or have a material adverse effect on the business of the companies.

        6.9 Notice of Adverse Change. Each party hereto shall promptly give written notice to the others upon becoming aware of the occurrence or impending or threatened occurrence or nonoccurrence of any event that could have a material adverse effect on its or its subsidiaries business operations or prospects.

        6.10 Publication of Financial Information. As promptly as reasonably practicable after the first complete fiscal quarter after the Effective Time that includes at least 30 days of combined operations of Parent and the survivor of the merger between UIHH and Merger Sub, Parent will cause to be publicly reported in a Quarterly Report on Form 10-Q financial statements of Parent that include such combined operations.

        6.11   Allocation of Taxes.

               (a) The UIHH Shareholder shall pay all Taxes of UIHH allocable to any period ending on or before February 28, 1998, whether such Taxes are due before or after Closing. Subject to the provisions below, the Taxes allocable to any period ending on the day before the Closing Date (a "Pre-Closing Period") shall be determined on the basis of a balance sheet of UIHH at the end of the day before the Closing Date (the "Closing Date Balance Sheet").

               (b) For purposes of paragraph (a), Taxes allocable to a Pre-Closing Period shall be determined in accordance with Section 1362 of the Code and the regulations thereunder.

               (c) UIHH shall include the income, gain, loss, deductions, credits, estimates, withholding amounts, tax information and similar items (collectively "Tax Items") of UIHH for federal income tax purposes for all Pre-Closing Periods in the federal income tax Return filed on behalf of UIHH. UIHH shall take no position on such Returns that is materially inconsistent with past practice and that would materially adversely affect Parent or UIHH after the Closing Date. The UIHH Shareholder shall prepare and deliver to Parent prior to filing, a draft Return that demonstrates the activities and Tax Items of UIHH for any other Pre-Closing Period if requested by Parent.

               (d) To the extent any determination of Taxes with respect to UIHH, whether as the result of an audit or examination, a claim for refund, the filing of an amended return, the application of an overpayment as an offset, or otherwise, results in a refund of Taxes paid by UIHH (a "Refund"), the UIHH Shareholder shall be entitled to any part of such Refund attributable to a Pre-Closing Period (but only to the extent that the Refund amount that would otherwise be payable to the UIHH Shareholder exceed the amount for that Refund as reflected on the Closing Date Balance Sheet) and Parent shall be entitled to the balance of such Refund. The party receiving a Refund shall, within 10 days after receipt, pay over to the other party the portion of the Refund to which the other party is entitled under this paragraph (along with a proportionate share of any interest amounts received with the Refund).

               (e) The UIHH Shareholder and Parent agree to give prompt notice to each other of any proposed adjustment to Taxes for any Pre-Closing Period. The UIHH Shareholder and Parent shall cooperate with each other in the conduct of any audit or other proceedings involving UIHH for such periods and each may participate at its own expense, provided that Parent shall have the right to control the conduct of any such audit or proceeding.

               (f) The UIHH Shareholder and Parent agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance (including access to books and records) relating to UIHH as is reasonably necessary for the preparation of any Return, claim for refund or audit, and the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment.

        6.12 Listing. Prior to the Effective Time, Parent shall have submitted an application to the AMEX to list the shares of Parent Common Stock underlying the Parent Preferred Stock constituting the Merger Consideration and Parent shall use its reasonable efforts to cause such application to become effective at or as soon as reasonably practicable following the Effective Time.

        6.13 Name. Parent acknowledges that it will not received any rights to the name "UIH Hunan, Inc." pursuant to this Agreement and it agrees that neither it nor any of its subsidiaries or controlled affiliates shall ever use such name or any derivative thereof.

        6.14 Representations and Warranties. Neither Parent nor the UIHH Shareholder will take, or agree in writing or otherwise to take, any action that would result in any of its representations or warranties contained in this Agreement being untrue, except as otherwise contemplated by this Agreement.

                                ARTICLE VII

                            CONDITIONS PRECEDENT

        7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party hereto to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of the parties hereto:

        (a) This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the stockholders of Parent.

        (b) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger, nor any proceeding brought by any Governmental Entity, domestic or foreign, seeking any of the foregoing, shall be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes or seeks to make the consummation of the Merger illegal.

        (c) Parent, UIHH and Merger Sub and their respective subsidiaries, if any, shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, including such approvals, waivers and consents as may be required under the federal securities and state Blue Sky laws.

        7.2 Additional Conditions to Obligations of UIHH to Effect the Merger. The obligations of UIHH to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by UIHH:

        (a) Parent and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them on or prior to the Effective Time and the representations and warranties of Parent and Merger Sub in this Agreement shall be complete and correct in all material respects (or in all respects in the case of any representation or warranty that is qualified by its terms by a reference to Material Adverse Effect or otherwise the concept of materiality) when made and on and as of the Effective Time as though such representations and warranties were made on and as of such time.

        (b) UIHH shall have received a certificate, dated as of the Effective Time, executed on behalf of Parent by its Chief Financial Officer certifying that the conditions specified in Section 7.2(a) have been fulfilled.

        (c) Parent shall have delivered to the UIHH Shareholder certificates representing the Parent Preferred Stock, which shall be duly authorized and issued, fully paid and nonassessable, and free and clear of any Liens, and shall have been issued pursuant to, and shall have the rights set forth in, the Certificate of Designations.

        (d) UIHH shall have received a legal opinion of legal counsel to Parent acceptable to UIHH as to such matters as may be reasonably requested by UIHH.

        (e) Parent shall have executed and delivered to the UIHH
Shareholder an agreement with respect to demand and piggyback registration rights of holders of the Parent Preferred Stock (the "Registration Rights Agreement"), substantially in the form of Exhibit 7.2(e) attached hereto.

        (f) There shall not have occurred any Material Adverse Effect on Parent or any of the AMTEC Subsidiaries.

        (g) UIHH shall have confirmed, to its reasonable satisfaction, that the Merger will qualify as a nontaxable reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

        (h) UIHH shall have received a certificate, dated the Closing Date, of the Secretary or an Assistant Secretary of Parent certifying as to the resolutions of the Board of Directors of Parent attached thereto and to such other corporate proceeding relating to the authorization, execution and delivery of this Agreement as UIHH may reasonably request.

        (i) Parent shall have executed and delivered the Technical Assistance Agreement, in the form attached hereto as Exhibit 7.2(i).

        (j) Parent shall have executed and delivered the Investment Agreement, in the form attached hereto as Exhibit 7.2(j).

        7.3 Additional Conditions to the Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Parent:

        (a) UIHH shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Effective Time and the representations and warranties of UIHH in this Agreement shall be complete and correct in all material respects (or in all respects in the case of any representation or warranty that is qualified by its terms by a reference to Material Adverse Effect or otherwise by the concept of materiality) when made and on and as of the Effective Time as though such representations and warranties were made on and as of such time.

        (b) Parent shall have received a certificate, dated as of the Effective Time, executed on behalf of UIHH by its Chief Financial Officer certifying that the conditions specified in Section 7.3(a) have been fulfilled.

        (c) Parent shall have received a legal opinion from Holme Roberts & Owen LLP, legal counsel to UIHH, as to such matters as may be reasonably requested by Parent.

        (d) There shall not have occurred any Material Adverse Effect on UIHH.

        (e) UIHH shall have delivered or caused to be delivered to Parent certificates representing all of the issued and outstanding shares of UIHH Common Stock pursuant to Section 3.2;

        (f) Parent shall have confirmed, to its reasonable satisfaction, that the Merger will qualify as a nontaxable reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

        (g) Parent shall have received a certificate, dated the Closing Date, of the Secretary or an Assistant Secretary of UIHH certifying as to the resolutions of the UIHH Shareholder and the Board of Directors of UIHH attached thereto and to such other corporate proceeding relating to the authorization, execution and delivery of this Agreement as Parent may reasonably request.

        (h) Parent shall have received a legal opinion from Chinese legal counsel reasonably acceptable to Parent, as to such matters as may be reasonably requested by Parent.

                                ARTICLE VIII

                          RESTRICTIONS ON TRANSFER

        8.1 Legends. Each certificate representing shares of Parent Preferred Stock issued in connection with the Merger (the "Restricted Securities") shall bear a legend to the following effect:

"THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THESE SECURITIES CANNOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF, EXCEPT IN COMPLIANCE WITH APPLICABLE FEDERAL AND STATE SECURITIES LAWS AND NO TRANSFER WILL BE RECOGNIZED UNLESS MADE IN COMPLIANCE WITH SUCH LAWS."

Any holder of Restricted Securities (a "Holder") who disposes of Restricted Securities in accordance with Section 8.2 shall be entitled to have Parent cause new certificates without legends to be issued promptly to the Holder in exchange for outstanding certificates with legends representing the disposed shares if: (a) the opinion of counsel referred to in Section 8.2 is to the further effect that such legend is not required in order to establish compliance with any provisions of the Securities Act; (b) the transfer is in connection with a transaction intended to comply with Rule 144 and Rule 145 as promulgated by the SEC under the Securities Act, as such Rules may be amended from time to time, or any similar successor rule that may be promulgated by the SEC; or (c) an appropriate registration statement with respect to such Restricted Securities has been filed by Parent with the SEC and has been declared effective by the SEC.

        8.2 Notice of Proposed Dispositions. Prior to any proposed disposition of any Restricted Securities (unless there is in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement), the holder thereof shall give written notice to Parent of such Holder's intention to effect such disposition. Each such notice shall describe the manner and circumstances of the proposed disposition and shall be accompanied by either (a) a written opinion of legal counsel addressed to Parent and reasonably satisfactory in form and substance to Parent, to the effect that the proposed disposition of Restricted Securities may be effected without registration of such Restricted Securities or (b) a "no action" letter from the SEC to the effect that such disposition without registration of such Restricted Securities will not result in recommendation by the staff of the SEC that enforcement action be taken with respect thereto, whereupon the Holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the Holder to Parent. The provisions of this Section 8.2 shall not apply to Restricted Securities that are then freely tradeable pursuant to Rule 144(k) under the Securities Act, as amended from time to time, or any similar successor rule that may be promulgated by the SEC.

                                 ARTICLE IX

                     TERMINATION, AMENDMENT AND WAIVER

        9.1 Termination. At any time prior to the Effective Time, this Agreement may be terminated:

        (a) by mutual consent of Parent and UIHH;

        (b) by Parent, if any of the conditions specified in Section 7.3 have not been satisfied or waived at such time as such condition is no longer capable of satisfaction;

        (c) by UIHH, if any of the conditions specified in Section 7.2 have not been satisfied or waived at such time as such condition is no longer capable of satisfaction;

        (d) by UIHH if the Average Closing Price Per Share is less than
$1.00;

        (e) by either Parent or UIHH if the other shall have breached its respective representations, warranties, covenants or other obligations under Articles IV through VIII in any material respect and such breach continues for a period of 10 days after receipt of notice of the breach from the non-breaching party hereto.

        (f) by Parent or UIHH at any time after December 31, 1999, if, without any fault on the part of the party seeking to terminate this Agreement pursuant to this Section 9.1(f), the Closing shall not have occurred on or before such date.

        9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or UIHH or their respective officers, directors, shareholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided, however, that the provisions of this Section 9.2 and Article XI (General Provisions) shall remain in full force and effect and survive any termination of this Agreement.

        9.3 Amendment. The respective Boards of Directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided that an amendment made subsequent to adoption of the Agreement by the shareholders of UIHH or Merger Sub shall not (a) alter or change the amount or kind of consideration to be received on conversion of the UIHH Common Stock, (b) alter or change any term of the Articles of Incorporation of Surviving Corporation to be effected by the Merger, or (c) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the UIHH Shareholder or Parent without the prior written approval of the shareholders of UIHH and Parent.

        9.4 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                 ARTICLE X

                             GENERAL PROVISIONS

        10.1 Survival of Representations and Warranties. The representations and warranties of UIHH herein shall survive the Merger and continue in full force and effect until the earlier of the first anniversary of the Effective Time or the date on which UIHH publishes audited financial statements for a period ending after the Effective Time, except those contained in Sections 4.15 and 4.16, which shall survive the Merger and continue in full force and effect for one year. The representations and warranties of Parent and Merger Sub shall survive the Merger and continue in full force and effect until the second anniversary of the Effective Time.

        10.2 Indemnification by Parent. Parent hereby agrees to indemnify and hold each of the UIHH Shareholder harmless from, and to reimburse the UIHH Shareholder for, any Shareholder Indemnity Claims arising under the terms and conditions of this Agreement. For purposes of this Agreement, the term "Shareholder Indemnity Claim" shall mean any action, suit, proceeding, hearing, charge, complaint, claim, demand, injunction, judgment, order, decree, ruling, damage, dues, penalty, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, Liens, losses, expenses and fees, including court costs and attorneys' fees and expenses ("Losses") incurred by the UIHH Shareholder resulting from any breach of a representation, warranty or covenant (as such representation or warranty would read if all qualifications as to knowledge, materiality and Material Adverse Effect were deleted from it) of Parent or Merger Sub that is contained in this Agreement.

        10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail, return receipt requested, or sent via facsimile, with confirmation of receipt, to the parties at the following address or at such other address for a party as shall be specified by notice hereunder:

               (a)    if to Parent or Merger Sub, to:

                      AMTEC, Inc.
                      599 Lexington Avenue, 44th Floor
                      New York, New York  10022
                      Attention:  Albert Pastino
                      Facsimile No.:  (212) 319-9288

               (b)    if to UIHH, to:

                      UIH Asia/Pacific Communications, Inc.
                      4643 South Ulster Street
                      Suite 1300
                      Denver, Colorado  80237
                      Attention:  President
                      Facsimile No.: (303) 770-4207

                      with a copy to:

                      Holme Roberts & Owen LLP
                      1700 Lincoln Street
                      Suite 4100
                      Denver, Colorado  80203
                      Attention:  Francis R. Wheeler, Esq.
                      Facsimile No.:  (303) 866-0200

        10.4 Interpretation. When a reference is made in this Agreement to Exhibits, Articles, Schedules or Sections, such reference shall be to an Exhibit, Article, Schedule or Section to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party hereto to whom such information is to be made available. The table of contents, index of defined terms and Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities. In this Agreement, any reference to a "Material Adverse Effect" with respect to any entity or group of entities means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole. In this Agreement, any reference to a party's "knowledge" means such party's actual knowledge of a particular fact or matter after due and diligent inquiry of officers, directors and other employees of such party reasonably believed to have knowledge of such matters. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

        10.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.

        10.6 Entire Agreement; Nonassignability; Parties in Interest. This Agreement, the Registration Rights Agreement, the Investment Agreement, the Technical Assistance Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the UIHH Disclosure Schedule and the Parent Disclosure Schedule (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise, except as otherwise specifically provided.

        10.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

        10.8 No Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

        10.9 Governing Law. The Merger shall be governed by the laws of the State of Delaware. All other aspects of this Agreement shall be governed by and construed in accordance with the laws of the State of Colorado (without regard to the principles of conflicts of law thereof).

        10.10 Charters and By-Laws. The Surviving Corporation agrees that all rights to indemnification or exculpation now existing in favor of the employees, agents, directors or officers of UIHH (the "UIHH Indemnified Parties") as provided in its Articles of Incorporation or By-Laws shall continue in full force and effect for a period of not less than six years from the Closing Date; provided, however, that, in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims. Any determination required to be made with respect to whether a UIHH Indemnified Party's conduct complies with the standards set forth in the Articles of Incorporation or By-Laws of UIHH or otherwise shall be made by independent counsel selected by the UIHH Indemnified Party reasonably satisfactory to the Surviving Corporation (whose fees and expenses shall be paid by the Surviving Corporation).

        10.11 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

        10.12 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense.

        10.13 Attorneys Fees. In the event of any proceeding to enforce this Agreement, the prevailing party shall be entitled to receive from the losing party all reasonable costs and expenses, including the reasonable fees of attorneys, accountants and other experts, incurred by the prevailing party in investigating and prosecuting (or defending) such action at trial or upon any appeal.


        IN WITNESS WHEREOF, UIHH, Parent and Merger Sub have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

                                    AMTEC, INC.


                                    By:
                                    Name:
                                    Title:


                                    AMTEC ACQUISITION CORPORATION



                                    By:
                                    Name:
                                    Title:



                                    UIH HUNAN, INC.


                                    By:
                                    Name:
                                    Title:




                                                             Exhibit 7.2(j)
                                            to Agreement and Plan of Merger


                            INVESTMENT AGREEMENT


        This Investment Agreement (this "Agreement"), dated as of
___________, 199_, is between AMTEC, INC, a Delaware corporation (together with its successors and assigns, the "Company"), and UIH CHINA HOLDINGS, INC., a Colorado corporation (together with its successors and assigns, "UIH China").


                                  RECITALS

        A. The Company, AMTEC ACQUISITION CORPORATION, a Colorado corporation and a wholly-owned subsidiary of the Company ("Merger Sub"), and UIH HUNAN, INC., a Colorado corporation and a wholly-owned subsidiary of UIH China Holdings, Inc. ("UIHH"), entered into a Merger Agreement dated December 23, 1998 (the "Merger Agreement"), pursuant to which UIHH, the Company and Merger Sub agreed to cause Merger Sub to merge with and into UIHH, subject to the terms and conditions set forth therein.

        B. The parties are entering into this Agreement as a condition to the closing under the Merger Agreement.


                                 AGREEMENT

        In consideration of the foregoing, the parties agree as follows:

        Section 1 Definitions. For purposes of this Agreement, the following terms have the following meanings:

        "Additional Common Shares" means all Common Shares (including treasury shares) issued or sold (or, pursuant to Section 7(a)(iii) or 7(a)(iv), deemed to be issued) by the Company after the date hereof, whether or not subsequently reacquired or retired by the Company, other than

               (a) Common Shares issued upon: the exercise of the Option; the exercise of options and warrants issued by the Company in connection with debt financings of the Company that are outstanding as of the date hereof; the exercise of employee stock options and warrants outstanding as of the date hereof; and the exchange of shares of the Company's Preferred Stock (whether occurring before or after the date hereof);

               (b) Common Shares issued to shareholders of any entity which merges into the Company in proportion to their stock holdings in such entity immediately prior to such merger, upon such merger;

               (c) Common Shares issued in a bona fide public offering pursuant to a firm commitment underwriting, but only if and to the extent that the consideration received by the Company in respect of each share so issued (as determined pursuant to Section 7(a)(v)) equals or exceeds ninety-five percent (95%) of the Current Market Price;

               (d) Common Shares issued in a bona fide private placement through a placement agent which is a member firm of the National Association of Securities Dealers or by the Company, but only if and to the extent that the consideration received by the Company in respect of each share so issued (as determined pursuant to Section 7(a)(v)) equals or exceeds ninety percent (90%) of the Current Market Price;

               (e) such additional number of Common Shares as may become issuable upon the exercise of any of the securities referred to in the foregoing clause (a) by reason of adjustments required pursuant to anti-dilution provisions applicable to such securities as in effect on the date hereof.

        "Affiliate" means, with respect to any Person, any entity that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person. For purposes of this definition, the term "control" means the ownership of fifty percent (50%) or more of the voting interests of such Person.

        "Agreement" means this Investment Agreement as amended, modified, restated and replaced from time to time.

        "Applicable Period" has the meaning set forth in Section 8.

        "Business Day" means any day on which banks in New York, New York are generally open to the public for the conduct of commercial banking transactions.

        "Closing" and "Closing Date" have the meanings set forth in Section
3(a).

        "Common Shares" means shares of common stock, par value $0.001, of the Company.

        "Company's Preferred Stock" means the Company's preferred stock, par value $0.001 per share, of which there are issued and outstanding ___ shares in Series E ("Series E Preferred Stock"), and ___ shares in Series F ("Series F Preferred Stock").

        "Current Market Price" means the average daily Market Price during the period of the most recent twenty (20) days, ending on such date, on which the national securities exchanges were open for trading, except that if no Common Stock is then listed or admitted to trading on any national securities exchange or quoted in the over-the-counter market, the Current Market Price shall be the Market Price on such date.

        "Dollars" or "US $" means United States dollars, the lawful currency of the United States of America.

        "Due Diligence Period" has the meaning set forth in Section 2(e).

        "Encumbrance" means any debt, charge, attachment, lien, claim or any other third party right.

        "Exercise Period" means the period beginning on the date hereof and ending on the third anniversary of the date of this Agreement.

        "Extraordinary Cash Dividend" means any cash dividend or distribution with respect to the Common Shares the amount of which exceeds, when aggregated with all other such dividends or distributions paid on the Common Shares over the 365-day period immediately preceding the record date for such dividend or distribution, on a per share basis, the lesser of (i) twenty-five percent (25%) of the consolidated net income of the Company for the four fiscal quarters immediately preceding the record date for such dividend or distribution and (ii) eight percent (8%) of the average of the Market Prices of the Common Shares on each trading day during the 365-day period referred to above.

        "Financial Statements" has the meaning set forth in Section 5(a).

        "Fully Diluted Basis" assumes the exercise of all outstanding options and warrants of the Company and the conversion of all securities whether debt or equity that are convertible into capital stock of the Company and including the exercise of all preemptive rights of any stockholder of the Company that exist prior to the Closing.

        "GAAP" has the meaning set forth in Section 4(a)(v).

        "Holder" means UIH China, and all successors and permitted assigns of UIH China.

        "Investment" has the meaning set forth in Section 9.

        "Investment Notice" has the meaning set forth in Section 9.

        "Market Price" means, on any date specified herein, the amount per share of the Common Shares, equal to (a) the last sale price of such Common Shares, on such date or, if no such sale takes place on such date, the average of the closing bid and asked prices thereof on such date, in each case as officially reported on the principal national securities exchange on which such Common Shares are then listed or admitted to trading, or (b) if such Common Shares are not then listed or admitted to trading on any national securities exchange but is designated as a national market system security by the National Association of Securities Dealers, the last trading price of the Common Shares on such date, or (c) if there shall have been no trading on such date or if the Common Shares are not so designated, the average of the closing bid and asked prices of the Common Shares on such date as shown by the National Association of Securities Dealers automated quotation system, or (d) if such Common Shares are not then listed or admitted to trading on any national exchange or quoted in the over-the-counter market, the higher of (x) the book value thereof as determined by any firm of independent public accountants of recognized standing selected by the Board of Directors of the Company as of the last day of any month ending within sixty (60) days preceding the date as of which the determination is to be made or (y) the fair value thereof determined in good faith by the Board of Directors of the Company as of a date which is within eighteen (18) days of the date as of which the determination is to be made.

        "Material Adverse Effect" means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole.

        "Non-Compete Agreement" has the meaning set forth in Section 9.

        "Option" has the meaning set forth in Section 2(a).

        "Option Exercise Notice" has the meaning set forth in Section 2(b).

        "Option Share Price"has the meaning set forth in Section 2(d).

        "Option Shares" means the total number of the fully paid and nonassessable Common Shares to be issued and delivered to Holder by the Company at the Closing, which shall be calculated in accordance with Section 2(a).

        "Participation Notice" has the meaning set forth in Section 9.

        "Person" means any natural person, company, corporation, partnership, joint venture, trust, association, investment company, fund, unincorporated entity of any kind or governmental agency or authority.

        "Purchase Price" has the meaning set forth in Section 3(b)(i)(A).

        "Registration Rights Agreement" means a Registration Rights Agreement to be executed and delivered at the Closing by the Company and by Holder, substantially in the form attached hereto as Exhibit [ ].

        "Reorganization Event" means (i) any consolidation or merger of the Company with or into another entity (including any individual, partnership, joint venture, corporation, trust or group thereof), or (ii) any sale, lease, transfer or conveyance of all or substantially all of the property and assets of the Company.

        "Securities" has the meaning set forth in Section 4(b)(iii)(A).

        "Termination Notice" has the meaning set forth in Section 9.

        "Transfer" has the meaning set forth in Section 2(g).

        "UIH China Nominees" has the meaning set forth in Section 8.

        Section 2     Option.

        (a) Grant of Option. In consideration for UIH China causing UIHH to enter into the Merger Agreement, and subject to the terms and conditions of this Agreement, the Company hereby grants to UIH China the right to acquire upon issue (the "Option") such number of Common Shares (the "Option Shares") as will result in UIH China beneficially owning, immediately after the issuance of such Option Shares to UIH China, up to a total of twenty-five percent (25%) of the issued and outstanding Common Shares of the Company on a Fully Diluted Basis. The Option may be exercised in whole, or in part, at any time during the Exercise Period.

        (b) Exercise of Option. If Holder desires to exercise the Option, Holder shall deliver to the Company an Option Exercise Notice in the form attached hereto as Exhibit 2(b) (the "Option Exercise Notice").

        (c) Determination of Number of Option Shares. The number of Common Shares to be issued to Holder as Option Shares at the Closing shall be a number, determined by UIH China, not to exceed the number of Common Shares that will result, after issuance to UIH China, in UIH China beneficially owning twenty-five percent (25%) of all issued and outstanding Common Shares of the Company on a Fully Diluted Basis.

        (d) Option Share Price. The price of an Option Share ( the "Option Share Price") shall be US $3.00 per Common Share, subject to adjustment as provided in Section 7.

        (e) Due Diligence. Upon reasonable notice at any time during the Exercise Period (including during the Due Diligence Period referred to below), the Company will afford UIH China and its representatives full access during normal business hours to the properties, books and records of the Company and its subsidiaries and will cause its officers and employees and the officers and employees of its subsidiaries to provide UIH China and its representatives with such financial and operating data and other information as UIH China and its representatives may reasonably request. Upon delivery of an Option Exercise Notice pursuant to Section 2(b), UIH China and its representatives shall have a period of ten (10) Business Days following delivery of such Option Exercise Notice (the "Due Diligence Period") to conduct any additional review of the books and records of the Company and its subsidiaries and any other additional reasonable due diligence investigation of the Company and its subsidiaries as UIH China in good faith deems appropriate. At any time prior to the Closing, UIH China may advise the Company in writing that it does not intend to proceed with the purchase of the Option Shares based on the results of its due diligence review. In such case, the Option shall continue to exist after the date the Option Exercise Notice was revoked.

        (f) Termination of Option. The Option will terminate and have no further force or effect, if the Closing has not occurred on or before the last day of the Exercise Period.

        (g) Transfer of Option. UIH China may sell, assign, pledge, hypothecate, encumber or in any other manner transfer or dispose of ("Transfer") the Option in whole or in part to any Affiliate of UIH China, provided that (i) UIH China and such Affiliate have provided the Company with opinions of counsel reasonably satisfactory to the Company and its counsel stating that such Transfer complies with all applicable securities laws; and (ii) UIH China pays any value added, sales, transfer or other tax imposed on such Transfer by any governmental authority.

        Section 3     Closing.

        (a)    Closing of the Option.

               (i) Closing Date. The closing on the purchase of the Option Shares by UIH China (the "Closing") shall occur at [the Administrative Office of the Company] on the date (the "Closing Date") that is ten (10) Business Days after delivery of the Option Exercise Notice. If the Option Exercise Notice is delivered by UIH China pursuant to a Reorganization Event, the Closing shall occur concurrently with the closing of the Reorganization Event.

        (b) Conditions to Closing.

               (i) Conditions to the Company's Obligations to Effect the Closing. The Company's obligations to effect the Closing and complete the transactions contemplated hereby shall be subject to satisfaction or waiver by the Company, at or prior to the Closing, of the following conditions:

                      (A) UIH China shall pay to the Company an amount equal to (i) the total number of Option Shares to be issued to UIH China, multiplied by (ii) the Option Share Price (the "Purchase Price") in immediately available Dollar funds, such payment to be made in accordance with Section 3(d).

                      (B) UIH China shall have duly executed and delivered the Registration Rights Agreement.

                      (C) There shall be no injunction or other court order prohibiting or restricting delivery of the Option Shares.

                      (D) UIH China shall deliver to the Company a certificate of an officer of UIH China, reasonably acceptable to the Company, to the effect that the representations and warranties set forth in
Section 4(b) are accurate and correct as of the Closing (except as otherwise disclosed in writing by UIH China to the Company prior to the Closing Date), as if made at and as of the Closing.

               (ii) Conditions to UIH China's Obligations to Effect the Closing. UIH China's obligations to effect the Closing and complete the transactions contemplated hereby shall be subject to satisfaction or waiver by UIH China, at or prior to the Closing, of the following conditions:

                      (A) The Company shall issue the Option Shares in accordance with applicable law, and deliver duly executed share certificates of the Company representing the Option Shares to and in the name of the appropriate recipient(s) thereof, which Option Shares shall upon the issuance thereof be duly authorized, fully paid, non-assessable and free and clear of all Encumbrances;

                      (B) The Company shall have duly executed and delivered to UIH China the Registration Rights Agreement;

                      (C) The Company shall deliver to UIH China an opinion of counsel to the Company, reasonably acceptable to UIH China, stating that the Option Shares have been duly authorized and validly issued, that the share certificates of the Company representing the Option Shares has been duly authorized and executed by the Company, and that the Registration Rights Agreement has been duly authorized, executed and delivered and constitutes a binding obligation of the Company in accordance with its terms; and

                      (D) The Company shall deliver to UIH China a certificate of the President or a Vice President of the Company, reasonably acceptable to UIH China, to the effect that the representations and warranties set forth in Section 4(a) are accurate and correct as of the Closing (except as otherwise disclosed in writing by the Company to UIH China prior to the Closing Date) as if made at and as of the Closing; that all approvals, consents and authorizations of any third party required for the consummation by the Company of the transactions contemplated hereby have been obtained; that none of the disclosures about the Company and its subsidiaries contained in the filings made by the Company with the United States Securities and Exchange Commission after March 31, 1997, when all such disclosures are read together in their entirety, contains any untrue statement or a material fact, or omits to state any material fact necessary to make the statements contained therein, in light of the circumstances under which made, not misleading; and that the Company has complied with all of the covenants set forth in Section 5.

        (c) Obligations in connection with the Closings. The Company shall bear any and all costs and expenses related to any documentary, stamp or similar taxes payable or to become payable in respect of the issue or delivery of the Option Shares.

        (d) Payment and Delivery of Certificates.

               (i) Payment. On each Closing Date, Holder shall (i) pay to the Company, in immediately available funds by wire transfer to a bank account designated by the Company, an amount equal to the Option Purchase Price multiplied by the number of Option Shares to be purchased on such Closing Date, and (ii) present this Agreement to the Company at the address of the Company and the Company shall mark and return this Agreement to Holder to reflect the exercise of this Option.

               (ii) Delivery of Certificates. At each Closing, simultaneously with the delivery of immediately available funds, and presentation of this Agreement as provided in Section 3(d)(ii), (1) the Company shall deliver to Holder (A) a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all liens, fully paid and nonassessable and subject to no preemptive rights, and (B) an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the Option Shares purchasable hereunder, if any, and the remaining rights of the Holder, and (2) Holder shall deliver to the Company a letter agreeing that Holder shall not offer to sell or otherwise dispose of such Option Shares in violation of applicable federal and state law or of the provisions of this Agreement.

               (iii) Legend. In addition to any other legend that is required by applicable law, certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

        THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE 'SECURITIES ACT'), AND MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED UNLESS REGISTERED UNDER THE SECURITIES ACT OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY THAT SUCH SALE OR TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT.

It is understood and agreed that the portion of the above legend relating to restrictions on transfer shall be removed by delivery of substitute certificate(s) without such legend if Holder shall have delivered to the Company a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to the Company and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

        Section 4     Representations and Warranties.

        (a) Representations and Warranties of the Company. The Company hereby represents and warrants to UIH China as follows:

               (i) Organization, Standing and Qualification. The Company
(1) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (2) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted; and (3) is duly qualified or licensed to do business as a foreign corporation and is in good standing in all jurisdictions in which it is required to be so qualified or licensed, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Company.

               (ii) Capitalization. The capitalization of the Company is set forth on Schedule 4(b) hereto. All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. The obligation of the Company to issue the Option Shares under the terms of this Agreement has been duly authorized by the Company, and upon the proper exercise of the Option in accordance with its terms and upon issuance of the Option Shares, the Option Shares will be validly issued, fully paid, non-assessable and free and clear of all Encumbrances.

               (iii) Authorization and Validity of Agreements. This Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. All corporate proceedings on the part of the Company necessary to approve this Agreement and to consummate the transactions contemplated hereby have been taken and are in full force and effect.

               (iv) No Conflict with Other Instruments; No Approvals Required. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not violate any provision of law applicable to the Company, and will not violate the certificate of incorporation, by-laws or other governing documents of the Company or any material agreement to which the Company is a party or by which the Company or any of its assets or properties is bound. Except as set forth on Schedule 4(d), there are no approvals, consents or authorizations of any third party required for the Company to consummate the transactions contemplated hereby.

               (v) Financial Statements. Except as otherwise stated in the notes thereto, the Financial Statements of the Company previously delivered to UIH China have been prepared in conformity with generally accepted accounting principles as used in the United States of America ("GAAP") applied on a consistent basis and fairly present the financial position, results of operations and changes in financial position of the Company as of the dates and for the periods indicated. Except as reflected in such Financial Statements and the notes thereto, the Company has no liabilities that are, individually or in the aggregate, material to the Company other than ordinary course liabilities incurred since the last date of such Financial Statements.

               (vi) Disclosure. None of the representations or warranties made by the Company herein or in any Schedule delivered pursuant hereto, and none of the disclosures about the Company and its subsidiaries contained in the filings made by the Company with the United States Securities and Exchange Commission after March 31, 1997, when all such documents are read together in their entirety, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

        (b) Representations and Warranties of UIH China. UIH China hereby represents and warrants to the Company as follows:

               (i) Organization, Standing and Qualification. UIH China (1) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; and (2) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

               (ii) Authorization and Validity of Agreements. This Agreement has been duly authorized, executed and delivered by UIH China and constitutes a valid and binding obligation of UIH China, enforceable against UIH China in accordance with its terms. All corporate proceedings on the part of UIH China necessary to approve this Agreement have been taken and are in full force and effect.

               (iii)  Investment Representations.

                      (A) UIH China is acquiring the Option and, upon exercise of the Option, will acquire the Option Shares (collectively, the "Securities") for its own account for investment only, and not with a view to, or for sale in connection with, any distribution of the Securities in violation of the Securities Act, or any rule or regulation under the Securities Act.

                      (B) UIH China acknowledges that (i) the Securities have not been registered under the Securities Act and are "restricted securities" within the meaning of Rule 144 under the Securities Act and
(ii) the Securities cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available.

        Section 5     Covenants.

        (a) Financial Information, etc. During the term of this Agreement, the Company will deliver, or will cause to be delivered, to UIH China copies of the following financial statements, reports and information (collectively, the "Financial Statements"):

               (i) promptly when available, on a best efforts basis within forty-five (45) days and in any event within sixty (60) days after the close of each fiscal year of the Company, a balance sheet at the close of such fiscal year, and related statements of earnings, shareholders' equity and cash flows for such fiscal year, together with supporting notes thereto, of the Company (with comparable information at the close of and for the prior fiscal year) prepared in accordance with GAAP consistently applied and audited by Deloitte & Touche LLP or comparable firm of independent public accountants; and

               (ii) promptly when available, on a best efforts basis within twenty (20) days and in any event within thirty (30) days after the close of each fiscal quarter, a balance sheet at the close of such fiscal quarter and related statements of earnings, shareholders' equity and cash flows for such fiscal quarter and for the period commencing at the close of the previous fiscal quarter and ending with the close of such fiscal quarter (with comparable information at the close of and for the corresponding fiscal quarter of the prior fiscal year and for the corresponding portion of such prior fiscal year) prepared in accordance with GAAP consistently applied, and certified by the chief financial officer and the principal accounting officer of the Company.

        (b) Reporting by the Company. The Company will deliver, or cause to be delivered, to UIH China copies of all reports filed by the Company with the United States Securities and Exchange Commission, and all press releases of the Company referring to the Company or any of its subsidiaries within two (2) Business Days after they have been filed or released.

        (c) Material Adverse Effect. The Company will notify UIH China in writing of the occurrence or discovery of any event or circumstance with respect to the Company or any of its subsidiaries that could reasonably be expected to have a Material Adverse Effect on the business, operations, assets or prospects of the Company and its subsidiaries, taken as a whole, as soon as practicable after such occurrence or discovery, if not already disclosed in any filing or press release of the Company delivered to UIH China.

        Section 6 Restrictions on Transfer. Neither party to this Agreement may Transfer this Agreement in whole or in part to any Person without the prior written consent of the other party, provided, however, that UIH China may Transfer this Agreement, in whole or in part, to one or more Affiliates of UIH China subject to Section 2(g).

        Section 7     Anti-dilution Provisions.

        (a) Adjustment of Option Share Price. The Option Share Price to be paid by UIH China upon exercise of the Option will be subject to adjustment as follows:

               (i) Issuance of Additional Common Shares. In case the Company at any time or from time to time after the date hereof shall issue or sell Additional Common Shares (including Additional Common Shares deemed to be issued pursuant to Section 7(a)(iii) or 7(a)(iv)) without consideration or for a consideration per share less than the Current Market Price, then, and in each such case, subject to Section 7(a)(ii), such Option Share Price shall be reduced, concurrently with such issue or sale, to a price (calculated to the nearest .001 of a cent) determined by multiplying such Option Share Price by a fraction,

                      (A) the numerator of which shall be (i) the number of Common Shares outstanding immediately prior to such issue or sale, plus
(ii) the number of Common Shares which the aggregate consideration received by the Company for the total number of such Additional Common Shares so issued or sold would purchase at such Current Market Price, and

                      (B) the denominator of which shall be the number of Common Shares outstanding immediately after such issue or sale,

provided that, for the purposes of this Section 7(a)(i), (1) immediately after any Additional Common Shares are deemed to have been issued pursuant to Section 7(a)(iii) or 7(a)(iv), such Additional Shares shall be deemed to be outstanding, and (2) treasury shares shall not be deemed to be outstanding.

               (ii) Extraordinary Dividends and Distributions. In case the Company at any time or from time to time after the date hereof shall declare, order, pay or make a dividend or other distribution (including, without limitation, any distribution of other or additional stock or other securities or property by way of dividend or spin-off, reclassification, recapitalization or similar corporate rearrangement) on the Common Shares, other than dividends or distributions payable in Additional Common Shares and other than cash dividends or other cash distributions, which do not constitute Extraordinary Cash Dividends, then, and in each such case, subject to Section 7(a)(vii), the Option Share Price in effect immediately prior to the close of business on the record date fixed for the determination of holders of any class of securities entitled to receive such dividend or distribution shall be reduced, effective as of the close of business on such record date, to a price (calculated to the nearest .001 of a cent) determined by multiplying such Option Share Price by a fraction,

                      (A) the numerator of which shall be the Current Market Price in effect on such record date or, if the Common Shares trade on an ex-dividend basis, on the date prior to the commencement of ex-dividend trading, less an amount equal to the fair market value of such dividend or distribution as of the payment date of such dividends or distributions (as determined in good faith by the Board of Directors of the Company) applicable to one Common Share, and

                      (B) the denominator of which shall be such Current Market Price.

               (iii) Treatment of Options and Convertible Securities. In case the Company at any time or from time to time after the date hereof shall issue, sell, grant or assume, or shall fix a record date for the determination of holders of any class of securities entitled to receive, any options or convertible securities, then, and in each such case, the maximum number of Additional Common Shares (as set forth in the instrument relating thereto, without regard to any provisions contained therein for a subsequent adjustment of such number) issuable upon the exercise of such options or, in the case of convertible securities and options therefor, the conversion or exchange of such convertible securities, shall be deemed to be Additional Common Shares issued as of the time of such issue, sale, grant or assumption or, in case such a record date shall have been fixed, as of the close of business on such record date (or, if the Common Shares trade on an ex-dividend basis, on the date prior to the commencement of ex-dividend trading), provided that such Additional Common Shares shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 7(a)(v)) of such shares would be less than the Current Market Price immediately prior to such issue, sale, grant or assumption or immediately prior to the close of business on such record date (or, if the Common Shares trade on an ex-dividend basis, on the date prior to the commencement of ex-dividend trading), as the case may be, and provided, further, that in any such case in which Additional Common Shares are deemed to be issued,

                      (A) no further adjustment of the Option Share Price shall be made upon the subsequent issue or sale of convertible securities or Common Shares upon the exercise of such options or the conversion or exchange of such convertible securities;

                      (B) if such options or convertible securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Company, or decrease in the number of Additional Common Shares issuable, upon the exercise, conversion or exchange thereof (by change of rate or otherwise), the Option Share Price computed upon the original issue, sale, grant or assumption thereof (or upon the occurrence of the record date, or date prior to the commencement of ex-dividend trading, as the case may be, with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such options, or the rights of conversion or exchange under such convertible securities, which are outstanding at such time;

                      (C) upon the expiration (or purchase by the Company and cancellation or retirement) of any such options which shall not have been exercised or the expiration of any rights of conversion or exchange under any such convertible securities which (or purchase by the Company and cancellation or retirement of any such convertible securities the rights of conversion or exchange under which) shall not have been exercised, the Option Share Price computed upon the original issue, sale, grant or assumption thereof (or upon the occurrence of the record date, or date prior to the commencement of ex-dividend trading, as the case may be, with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration (or such cancellation or retirement, as the case may be), be recomputed as if:

                      (1) in the case of options for Common Shares or convertible securities, the only Additional Common Shares issued or sold were the Additional Common Shares, if any, actually issued or sold upon the exercise of such options or the conversion or exchange of such convertible securities and the consideration received therefor was the consideration actually received by the Company for the issue, sale, grant or assumption of all such options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issue or sale of all such convertible securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

                      (2) in the case of options for convertible securities, only the convertible securities, if any, actually issued or sold upon the exercise of such options were issued at the time of the issue, sale, grant or assumption of such options, and the consideration received by the Company for the Additional Common Shares deemed to have then been issued was the consideration actually received by the Company for the issue, sale, grant or assumption of all such options, whether or not exercised, plus the consideration deemed to have been received by the Company (pursuant to Section 2.5) upon the issue or sale of such convertible securities with respect to which such options were actually exercised;

                      (D) no readjustment pursuant to subdivision (B) or
(C) above shall have the effect of increasing the Option Share Price by an amount in excess of the amount of the adjustment thereof originally made in respect of the issue, sale, grant or assumption of such options or convertible securities; and

                      (E) in the case of any such options which expire by their terms not more than 45 days after the date of issue, sale, grant or assumption thereof, no adjustment of the Option Share Price shall be made until the expiration or exercise of all such options, whereupon such adjustment shall be made in the manner provided in subdivision (C) above.

               (iv) Treatment of Stock Dividends, Stock Splits, etc. In case the Company at any time or from time to time after the date hereof shall declare or pay any dividend on the Common Shares payable in Common Shares, or shall effect a subdivision of the outstanding Common Shares into a greater number of Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares), then, and in each such case, Additional Common Shares shall be deemed to have been issued (A) in the case of any such dividend, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend, or (B) in the case of any such subdivision, at the close of business on the day immediately prior to the day upon which such corporate action becomes effective.

               (v) Computation of Consideration. For the purposes of this
Article 7,

                      (A) the consideration for the issue or sale of any Additional Common Shares shall, irrespective of the accounting treatment of such consideration,

                      (1) insofar as it consists of cash, be computed at the net amount of cash received by the Company, without deducting any expenses paid or incurred by the Company or any commissions or compensations paid or concessions or discounts allowed to underwriters, dealers or others performing similar services in connection with such issue or sale,

                      (2) insofar as it consists of property (including securities) other than cash, be computed at the fair value thereof at the time of such issue or sale, as determined in good faith by the Board of Directors of the Company, and

                      (3) in case Additional Common Shares are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be the portion of such consideration so received, computed as provided in clauses (i) and (ii) above, allocable to such Additional Common Shares, all as determined in good faith by the Board of Directors of the Company;

                      (B) Additional Common Shares deemed to have been issued pursuant to Section 7(a)(iii), relating to options and convertible securities, shall be deemed to have been issued for a consideration per share determined by dividing

                      (1) the total amount, if any, received and receivable by the Company as consideration for the issue, sale, grant or assumption of the options or convertible securities in question, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration to protect against dilution) payable to the Company upon the exercise in full of such options or the conversion or exchange of such convertible securities or, in the case of options for convertible securities, the exercise of such options for convertible securities and the conversion or exchange of such convertible securities, in each case computing such consideration as provided in the foregoing subdivision (a), by

                      (2) the maximum number of Common Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number to protect against dilution) issuable upon the exercise of such options or the conversion or exchange of such convertible securities; and

                      (C) Additional Common Shares deemed to have been issued pursuant to Section 7(a)(iv), relating to stock dividends, stock splits, etc., shall be deemed to have been issued for no consideration.

               (vi) Adjustments for Combinations, etc. In case the outstanding Common Shares shall be combined or consolidated, by reclassification or otherwise, into a lesser number of Common Shares, the Option Share Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

               (vii) Minimum Adjustment of Option Share Price. If the amount of any adjustment of the Option Share Price required pursuant to this Section 7 would be less than one percent (1%) of the Option Share Price in effect at the time such adjustment is otherwise so required to be made, such amount shall be carried forward and adjustment with respect thereto made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate at least one percent (1%) of such Option Share Price.

        (b) Consolidation, Merger, etc.

               (i) Adjustments for Consolidation, Merger, Sale of Assets, Reorganization, etc. In case the Company after the date hereof (A) shall consolidate with or merge into any other Person other than UIH China or an Affiliate of UIH China, and shall not be the continuing or surviving corporation of such consolidation or merger, or (B) shall permit any other Person other than UIH China or an Affiliate of UIH China, to consolidate with or merge into the Company and the Company shall be the continuing or surviving Person but, in connection with such consolidation or merger, the Common Shares shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property, or (C) shall transfer all or substantially all of its properties or assets to any other Person other than UIH China or an Affiliate of UIH China, in a transaction or series of transactions in connection with which the Common Shares shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property, or (D) shall effect a capital reorganization or reclassification of the Common Shares (other than a capital reorganization or reclassification resulting in the issue of Additional Common Shares for which adjustment in the Option Share Price is provided in Section 7(a)), then, and in the case of each such transaction, proper provision shall be made so that, upon the basis and the terms and in the manner provided in this Agreement, the Holder of the Option, upon the exercise thereof at any time after the consummation of such transaction, shall be entitled to receive, in lieu of the Common Shares issuable upon such exercise prior to such consummation, the highest amount of securities, cash or other property to which such Holder would actually have been entitled as a shareholder upon such consummation if such Holder had exercised the rights represented by the Option immediately prior thereto, subject to adjustments (subsequent to such consummation) as nearly equivalent as possible to the adjustments provided for in Sections 7(a)(i) through 7(a)(ii), provided that if a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than fifty percent (50%) of the outstanding shares of Common Shares, and if UIH China so designates in a notice given to the Company on or before the date immediately preceding the date of the consummation of such transaction, UIH China shall be entitled to receive the highest amount of securities, cash or other property to which UIH China would actually have been entitled as a shareholder if UIH China had exercised the Option prior to the expiration of such purchase, tender or exchange offer and accepted such offer, subject to adjustments (from and after the consummation of such purchase, tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in Sections 7(a) through (b).

               (ii) Assumption of Obligations. Notwithstanding anything contained in this Agreement to the contrary, the Company will not effect any of the transactions described in clauses (A) through (D) of Section 7(b)(i) unless, prior to the consummation thereof, each Person (other than the Company) which may be required to deliver any stock, securities, cash or property upon the exercise of the Option as provided herein shall assume, by written instrument delivered to, and reasonably satisfactory to, the Holder of the Option, (A) the obligations of the Company under this Agreement (and if the Company shall survive the consummation of such transaction, such assumption shall be in addition to, and shall not release the Company from, any continuing obligations of the Company under this Agreement), (B) the obligations of the Company under the Registration Rights Agreement and (C) the obligation to deliver to such Holder such shares of stock, securities, cash or property as, in accordance with the foregoing provisions of this Section 7(b), such Holder may be entitled to receive, and such Person shall have similarly delivered to such Holder an opinion of counsel for such Person, which opinion shall be reasonably satisfactory to such Holder, stating that the Option shall thereafter continue in full force and effect and the terms hereof (including, without limitation, all of the provisions of this Section 7(b)) shall be applicable to the stock, securities, cash or property which such Person may be required to deliver upon any exercise of the Option or the exercise of any rights pursuant hereto.

        (c) Other Dilutive Events. In case any event shall occur as to which the provisions of Section 7(a) or Section 7(b) are not strictly applicable but the failure to make any adjustment would not fairly protect the purchase rights represented by the Option in accordance with the essential intent and principles of such sections, then, in each such case, the Company shall appoint a firm of independent certified public accountants of recognized national standing (which may be the regular auditors of the Company), which shall give their opinion upon the adjustment, if any, on a basis consistent with the essential intent and principles established in Sections 7(a) and 7(b), necessary to preserve, without dilution, the purchase rights represented by this Option. Upon receipt of such opinion, the Company will promptly mail a copy thereof to the Holder of the Option and shall make the adjustments described therein.

        (d) No Dilution or Impairment. The Company will not, by amendment of its articles or certificate of incorporation or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Option, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder of the Option against dilution or other impairment. Without limiting the generality of the foregoing, the Company (i) will not permit the par value of any shares of stock receivable upon the exercise of the Option to exceed the amount payable therefor upon such exercise, (ii) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of stock on the exercise of the Option, and (iii) will not take any action which results in any adjustment of the Option Share Price if the total number of Common Shares issuable after the action upon the exercise of the Option would exceed the total number of shares of common stock then authorized by the Company's articles or certificate of incorporation and available for the purpose of issue upon such exercise.

        Section 8 Management Rights. For such time as UIH China beneficially owns at least five percent (5%) of the issued and outstanding Common Shares of the Company and is not entitled as holder of Series F Preferred Stock to elect two (2) members of the Company's Board of Directors (the "Applicable Period"), UIH China shall have the right to nominate two (2) members of the Board of Directors of the Company (together with all substitutes therefor, the "UIH China Nominees"). The Company hereby agrees to use its best efforts to cause each of the UIH China Nominees to be elected to the Company's Board of Director's and to hold office until it is vacated or until such UIH China Nominee's successor is duly appointed and qualified. During the Applicable Period, whenever any UIH China Nominee ceases to be a member of the Board of Directors of the Company for any reason, the Company agrees to use its best efforts to cause such vacancy shall be filled by another nominee of UIH China who shall hold such office until it is vacated or until such Nominee's successor is duly appointed and qualified. During the Applicable Period, the Company hereby agrees to use its best efforts to ensure that no UIH China Nominee will be removed as a member of the Board of Directors of the Company without the express written consent of UIH China. If UIH China notifies the Company of UIH China's desire to remove any UIH China Nominee from the Board of Directors of the Company, the Company agrees to cause a meeting of the Company's shareholders to be held as soon as practicable thereafter, and at such meeting the Company agrees to use its best efforts to cause the removal of such UIH China Nominee. Upon the removal of such UIH China Nominee, the Company shall use its best efforts to cause another UIH China Nominee to be elected to the Company's Board of Director's and to hold office until it is vacated or until such UIH China Nominee's successor is duly appointed and qualified, as provided herein.

        Section 9 Co-Investment Rights. In the event the Company and UIH China enter into an agreement pursuant to which UIH China agrees not to compete with the Company in the People's Republic of China (a "Non-Compete Agreement"), the Company shall not, for such time as the Non- Compete Agreement is in effect and has not been terminated, participate in any opportunity in the Peoples' Republic of China without first complying with the following procedures. If the Company intends to participate in any opportunity, directly or indirectly, whether through any debt or equity investment, the provision of services, or otherwise (such participation referred to as the "Investment"), the Company shall first advise UIH China of all material terms and conditions related to the Investment (the "Investment Notice"). UIH China or one or more of its Affiliates shall have the right to participate in the Investment together with the Company at a level to be determined by UIH China not to exceed fifty percent (50%) to the extent that participation by UIH China in the Investment in the manner proposed by UIH China would not result in the Company becoming an "investment company" under the Investment Company Act of 1940, as amended. To exercise such right, UIH China shall provide written notice thereof (a "Participation Notice") to the Company not later than thirty (30) days after receipt of the Investment Notice. If a Participation Notice is received within such thirty (30)-day period, the Company will include UIH China in all further negotiations regarding terms and conditions of the opportunity. Should UIH China at any time provide notice to the Company (a "Termination Notice") that it is no longer willing to participate in the Investment (in regard to terms and conditions, but not economic interest), then the Company may pursue the Investment alone, provided, however, that if any material term or condition of the Investment changes after the Termination Notice has been delivered, the Company shall advise UIH China of such change and UIH China may elect to continue to participate in the Investment on the terms and conditions set forth above.

        Section 10    Miscellaneous Provisions.

        (a) Governing Law. This Agreement shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be construed in accordance with such laws.

        (b) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via facsimile, with confirmation of receipt, to the parties at the following address or at such other address for a party as shall be specified by notice hereunder:

               (a)    if to the Company, to:

                      AmTec, Inc.
                      599 Lexington Avenue
                      44th Floor
                      New York, New York  10022
                      Attention:  Albert Pastino
                      Facsimile No.:  (212) 319-9288

               (b) if to UIH China, to:

                      UIH Asia/Pacific Communications, Inc.
                      4643 South Ulster Street
                      Suite 1300
                      Denver, Colorado  80237
                      Attention:  President
                      Facsimile No.:  (303) 770-4207

                      with a copy to:

                      Holme Roberts & Owen LLP
                      1700 Lincoln, Suite 4100
                      Denver, Colorado 80203
                      Attention:  Francis R. Wheeler, Esq.
                      Facsimile No.:  (303) 866-0200

        (c) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.

        (d) Entire Agreement. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits and Schedules, constitute the entire agreement among the parties hereto with respect to the Option and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect thereto.

        (e) No Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

        (f) Indemnification. The Company hereby agrees to fully indemnify UIH China for any loss or damage incurred by UIH China as a consequence of the Company's failure to timely satisfy all obligations of the Company under this Agreement. In addition, if the Company fails to perform its obligations hereunder on or before the Closing Date, UIH China shall have the right to elect, by providing written notice hereunder to the Company, to require the Company to fully perform each of its obligations hereunder including, without limitation, the issuance and delivery of the Option Shares.

        This Agreement is executed by the parties as of the date first written above.

AMTEC, INC.



By:  ___________________________________
     Name: ___________________________
     Title: ____________________________


UIH ASIA/PACIFIC COMMUNICATIONS, INC.



By:  ___________________________________
     Name: ___________________________
     Title: ____________________________



                                 EXHIBIT A

                       FORM OF OPTION EXERCISE NOTICE

                                   [Date]


AMTEC, Inc.
[Address]

Gentlemen:

Reference is made to that certain Investment Agreement dated ____________, 199_ (the "Agreement"), between AMTEC, Inc., a Delaware corporation, and UIH Asia/Pacific Communications, Inc., a Delaware corporation. All capitalized terms used and not otherwise defined herein shall have the meaning set forth in the Agreement. In accordance with the provisions of
Section 2 of the Agreement, we hereby exercise the Option to purchase a total of ______ shares of the Company in accordance with and subject to the provisions of the Agreement. The Option Shares shall be issued to UIH China and its Affiliates as follows:

Please provide us on or before the third (3rd) Business Day prior to the Closing Date with written instructions regarding the transfer to the Company's account of the Purchase Price and other sums due from us under the Agreement.

UIH CHINA HOLDINGS, INC., a Colorado
corporation



By: _________________________________
    Title: _________________________





                                                             Exhibit 7.2(e)
                                            to Agreement and Plan of Merger


                       REGISTRATION RIGHTS AGREEMENT


        THIS REGISTRATION RIGHTS AGREEMENT is entered into as of ________ __, 1999, by and among AMTEC, INC., a Delaware corporation (the "Company") and UIH CHINA HOLDINGS, INC., a Colorado corporation (together with its successors and assigns, the "Stockholder").

                                  Recitals

        A. The Company, AMTEC ACQUISITION CORPORATION, a Colorado corporation and a wholly-owned subsidiary of the Company ("Merger Sub"), and UIH HUNAN, INC., a Colorado corporation and a wholly-owned subsidiary of UIH China Holdings, Inc. ("UIHH") entered into a Merger Agreement dated December 23, 1998 (the "Merger Agreement") pursuant to which UIHH, the Company and Merger Sub agreed to cause Merger Sub to merge with and into UIHH, subject to the terms and conditions set forth therein.

        B. The Stockholder was issued shares of Series F Convertible Preferred Stock, par value $0.001 per share, of the Company ("Series F Preferred Stock") pursuant to the Merger Agreement in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (together with any successor federal statute and the rule and regulations promulgated thereunder, the "Securities Act"), in accordance with Section 4(2) of the Securities Act and Regulation D thereunder. Shares of Series F Preferred Stock are convertible into Common Stock, par value $0.001 per share, of the Company ("Company Common Stock").

        C. The parties are entering into this Agreement as a condition to the closing under the Merger Agreement.

                                 Agreement

        NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                 ARTICLE I

                                DEFINITIONS

        The following terms shall have the following meanings as used in this Agreement:

        1.1 "Agreement" means this Registration Rights Agreement as amended, modified, restated and replaced from time to time.

        1.2 "Company" has the meaning set forth in the opening statement of this Agreement.

        1.3 "Claim" has the meaning set forth in Section 2.5.

        1.4 "Company Common Stock" has the meaning set forth in Recital B.

        1.5 "Deadline" has the meaning set forth in Section 2.1(a).

        1.6 "Demand Registration" has the meaning set forth in Section
2.1(a).

        1.7    "Effective Period" has the meaning set forth in Section 2.1

        1.8 "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations promulgated thereunder.

        1.9 "Indemnified Party" has the meaning set forth in Section 3.3.

        1.10 "Indemnifying Party" has the meaning set forth in Section 3.3.

        1.11 "Inspector" has the meaning set forth in Section 2.3(j).

        1.12 "Losses" has the meaning set forth in Section 3.1.

        1.13 "Merger Agreement" has the meaning set forth in Recital A.

        1.14 "Merger Sub" has the meaning set forth in Recital A.

        1.15 "Person" means any individual, corporation, partnership, limited liability company, trust, organization, association, governmental body or agency.

        1.16 "Piggy-back Registration" has the meaning set forth in Section 2.2(a).

        1.17 "Registrable Securities" means any Company Common Stock issuable or issued upon conversion of the Series F Preferred Stock and any securities issued or issuable with respect thereto by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, reclassification or other reorganization. A Registrable Security shall cease to be a Registrable Security when: (a) a Registration Statement with respect to the sale of such security shall have become effective under the Securities Act and such security shall have been disposed of in accordance with such Registration Statement; (b) such security shall have been distributed to the public pursuant to Rule 144 (or any successor provision) under the Securities Act;
(c) such security shall have been otherwise transferred, new certificates for which, not bearing a legend restricting further transfer, shall have been delivered by the Company and subsequent disposition of the security to the public shall not require registration or qualification of such security under the Securities Act or any similar state law then in force; or (d) such security shall have ceased to be outstanding.

        1.18 "Registration Expenses" means all expenses incurred in connection with registrations, filings or qualifications pursuant to this Agreement, including, without limitation, all registration, listing and filing fees, printing expenses, messenger and delivery expenses, and fees and disbursements of all counsel, independent certified public accountants, underwriters (excluding underwriting discounts, commissions spreads or fees of underwriters, selling brokers, dealer managers or similar securities industry professionals), and other Persons retained by the Company or the Stockholder in connection with registrations, filings or qualifications pursuant to this Agreement.

        1.19 "Registration Statement" means any registration statement or comparable document under Section 5 of the Securities Act through which a public sale or disposition of Registrable Securities may be registered.

        1.20 "Requesting Holders" shall have the meaning set forth in
Section 2.2(a).

        1.21 "SEC" means the Securities and Exchange Commission or any other federal agency administering the Securities Act.

        1.22 "Securities Act" has the meaning set forth in Recital B.

        1.23 "Series F Preferred Stock" has the meaning set forth in Recital B.

        1.24 "Stockholder" has the meaning set forth in the opening statement of this Agreement.

                                 ARTICLE II

                  REGISTRATION UNDER SECURITIES ACT, ETC.

        2.1    Demand Registration.

               (a) Request and Filing. At any time following the date of closing under the Merger Agreement, the Stockholder may request that the Company file a registration statement covering the Registrable Securities (the "Demand Registration"). Upon receipt of a request, the Company shall prepare and file a registration statement as promptly as practicable but in any event no later than 45 days after receipt of notice (the "Deadline"); provided, however, that the Company shall only be obligated to file and cause to be effective two Registration Statements pursuant to this Section 2.1(a) to which the limitations of Section 2.7 do not apply. The Company agrees to use its best efforts to cause the Registration Statement to become effective as promptly as practicable after filing and to use its best efforts to keep the Registration Statement continuously effective for the period commencing on the date of effectiveness declared by the SEC and ending on the earlier of (i) ninety (90) days from the date of effectiveness; (ii) the date when each of the Registrable Securities ceases to be Registrable Securities; and (iii) the date when each of the Registrable Securities not otherwise transferred or sold pursuant to the Registration Statement may be sold or distributed by the Stockholder in reliance upon Rule 144 (giving effect to all conditions thereof, including, without limitation, the volume limitations contained in Rule 144(e)) (the "Effective Period").

               (b) Registration Statement Form. The Registration Statement under this Section 2.1 shall be on such appropriate registration form of the SEC as shall be selected by the Company and as shall permit the disposition of the Registrable Securities in accordance with the intended method or methods of disposition (including an underwritten offering).

               (c) Expenses. The Company shall pay all Registration Expenses in connection with the registration contemplated by this Section 2.1, provided that the fees and expenses of counsel to the Stockholder that are paid by the Company pursuant to this Agreement shall not exceed $50,000 per registration in connection with the Demand Registration under Section 2.1(a). The Stockholder shall pay all underwriting discounts and commissions and transfer taxes, if any, relating to the sale or disposition of the Registrable Securities pursuant to the Registration Statement.

        2.2    Piggy-back Registration.

               (a) Piggy-back Rights. If the Company shall propose to file a registration statement for an offering of equity securities of the Company, by the Company or for resale by holders of the Company's securities other than Registrable Securities (the "Requesting Holders"), the Company shall provide prompt written notice of such proposal, in any event not less than 30 days before the anticipated date of the first filing of such registration statement, to the Stockholder of its intention to do so and of such Stockholder's rights under this Section 2.2(a). The Company shall include such number of Registrable Securities in such registration statement which the Company has been so requested to register by Stockholder (a "Piggy-back Registration"), which request shall be made to the Company within 15 days after Stockholder receives notice from the Company of such proposed registration; provided, that (i) if, at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register such securities, the Company may, at its election, give written notice of such determination to Stockholder and, thereupon, shall be relieved of its obligation to register any Registrable Securities in connection with such registration, and (ii) if such registration involves an underwritten offering, the Stockholder must sell all of its Registrable Securities to the underwriters on the same terms and conditions as apply to the Requesting Holders, with such differences, including any with respect to indemnification and liability insurance, as may be customary or appropriate in secondary offerings..

               (b) Expenses. The Company shall pay all Registration Expenses in connection with the registration contemplated by this Section 2.2, provided that the fees and expenses of counsel to the Stockholder that are paid by the Company pursuant to this Agreement shall not exceed $15,000 per registration. The Stockholder shall pay all underwriting discounts and commissions and transfer taxes, if any, relating to the sale or disposition of the Registrable Securities pursuant to the Registration Statement.

               (c) Right to Exercise. There shall be no limit on the number of times Stockholder shall be allowed to exercise its rights under this
Section 2.2.

               (d) Priority in Underwritten Primary Registration. If a Piggy-back Registration is an underwritten primary registration on behalf of the Company, and the managing underwriters advise the Company in writing that in their opinion the total number of shares of Common Stock requested to be included in such registration exceeds the number of shares of Common Stock that can be sold in the offering, the Company will include in such registration:

                      (i) first, all shares of Common Stock the Company proposes to sell; and

                      (ii) second, the Registrable Securities and such other shares of Common Stock requested to be included in such registration in excess of the number of shares of Common Stock the Company proposes to sell which, in the opinion of such managing underwriters, can be sold (allocated pro rata among the holders of Registrable Securities and other shares of Common Stock on the basis of the number of shares of Common Stock requested to be included therein by such holders).

               (e) Priority of Underwritten Secondary Registration. If a Piggy-back Registration is an underwritten secondary registration on behalf of holders of Common Stock and the managing underwriters advise the Company in writing that in their opinion the number of shares of Common Stock requested to be included in such registration exceeds the number of shares of Common Stock that can be sold in such offering, the Company will include in such registration:

                      (i) first, any shares of Common Stock with priority under any registration rights agreement disclosed in writing to the Stockholder prior to December 18, 1998 that are requested to be included in such registration by the holder of such shares;

                      (ii) second, the Registrable Securities requested to be included in such registration by the holders thereof; and

                      (iii) third, up to the full number of such other shares of Common Stock requested to be included in such registration by the securityholders initiating such registration propose to sell which, in the opinion of the underwriters, can be sold in excess of the Registrable Securities.

        2.3 Registration Procedures -- Company Obligations. In connection with the Compa ny's obligations to effect the registration of any Registrable Securities under the Securities Act as provided in this Agreement, the Company shall, as expeditiously as possible:

               (a) prepare and file with the SEC, within any applicable time periods specified in this Section 2, the requisite registration statement to effect such registration and thereafter use its best efforts to cause such registration statement to become and remain effective in accordance with this Section 2; provided, however, that before filing such registration statement or any amendments thereto, the Company shall furnish to the counsel selected by the Stockholder copies of all such documents proposed to be filed, which documents shall be subject to the review of such counsel;

               (b) prepare and file with the SEC such amendments and supplements to such registration statements and prospectuses used in connection therewith as may be necessary to keep such registration statements effective for the applicable periods specified in this Section 2 and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statements during such applicable periods;

               (c) furnish, without charge, to the Stockholder and each underwriter, if any, of the securities being sold by the Stockholder such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents, as the Stockholder and underwriter, if any, may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities owned by the Stockholder; the Company consents to the use of the prospectus or any amendment or supplement thereto by the Stockholder and underwriter in connection with the offering and sale of Registrable Securities covered by such prospectus and any amendment or supplement thereto (subject to the limitations set forth in the last paragraph of Section 2.4(c));

               (d) use its best efforts to register or qualify all Registrable Securities and other securities covered by such registration statement under such other securities laws or blue sky laws of such jurisdictions as the Stockholder and any underwriter of the securities being sold by the Stockholder shall reasonably request, to keep such registrations or qualifications in effect for so long as such registration statement remains in effect, and take any other action which may be reasonably necessary or advisable to enable the Stockholder and underwriter, if any, to consummate the disposition in such jurisdictions of the securities owned by the Stockholder, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the require ments of this subdivision (d) be obligated to be so qualified, to subject itself to taxation in any such jurisdiction or to consent to general service of process in any such jurisdiction;

               (e) use its best efforts to cause all Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the Stockholder to consummate the disposition of such Registrable Securities;

               (f) furnish the Stockholder and the underwriters, if any, with:

                      (i) an opinion of counsel for the Company, dated the effective date of such registration statement (or, if such registration includes an underwritten public offer ing, an opinion dated the date of the closing under the underwriting agreement), reason ably satisfactory in form and substance to the Stockholder, and

                      (ii) a "comfort" letter (or, in the case of any such Person which does not satisfy the conditions for receipt of a "comfort" letter specified in Statement on Auditing Standards No. 72, an "agreed upon procedures" letter), dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, a letter of like kind dated the date of the closing under the underwriting agreement), signed by the independent public accountants who have certified the Company's financial state ments included in such registration statement, each of (i) and (ii) covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of the accountants' letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer's counsel and in accountants' letters delivered to the underwriters in under written public offerings of securities (with, in the case of an "agreed upon procedures" letter, such modifications or deletions as may be required under Statement on Auditing Standards No. 35) and in the case of the legal opinion, such other legal matters, as the Stockholder (or the underwriters, if any) may reasonably request;

               (g) notify the Stockholder and the managing underwriter or underwriters, if any, promptly and confirm such advice in writing promptly thereafter:

                      (i) when the Registration Statement, the prospectus or any prospectus supplement related thereto or post-effective amendment to the Registration Statement has been filed, and, with respect to the Registration Statement or any post-effective amendment thereto, when the same has become effective;

                      (ii) of any request by the SEC for amendments or supplements to the Registration Statement or the prospectus or for additional information;

                      (iii) of the issuance by the SEC of any stop order suspending the effec tiveness of the Registration Statement or the initiation of any proceedings by any Person for that purpose;

                      (iv) if at any time the representations and warranties of the Company made as contemplated by Section 2.6(a) below cease to be true and correct;

                      (v) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or blue sky laws of any jurisdiction or the initiation or threat of any proceeding for such purpose; and

               (h) notify the Stockholder at any time when a prospectus relating to a Registration Statement covering Registerable Securities is required to be delivered under the Securities Act, upon the Company's discovery that, or upon the happening of any event as a result of which, the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein in the light of the circumstances under which they were made not misleading, and at the request of the Stockholder promptly prepare and furnish to the Stockholder and each underwriter, if any, a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein in the light of the circumstances under which they were made not misleading; provided, however, that the Company may delay effecting or causing to be effected a supplement or post-effective amendment to the Registration Statement or the related prospectus, for a period not to exceed 90 days in any 365-day period; provided, further, that the Company shall use all reasonable efforts to minimize the duration and frequency of any delays hereunder and shall notify the Stockholder in writing both of its intention to effect such delay and of the date on which such supplement or post-effective amendment has been filed with the SEC or declared effective, as the case may be;

               (i) use its best efforts to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement at the earliest possible moment;

               (j) subject to entering into confidentiality arrangements in form and substance reasonably satisfactory to the Company, make available for inspection by a representative or representatives of the Stockholder, any underwriter participating in any disposition pursuant to the Registration Statement and any attorney or accountant retained by the Stockholder or under writer (each, an "Inspector"), all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors and employees to supply all information reasonably requested by any such Inspector in connection with such registration in order to permit a reasonable investigation within the meaning of Section 11 of the Securities Act;

               (k) use its best efforts to list all Registrable Securities covered by such registration statement on any securities exchange on which any of the securities of the same class as the Registrable Securities are then listed;

               (l) provide a transfer agent and registrar for all Registrable Securities covered by such registration statement not later than the effective date of such registration statement;

               (m) cooperate with the Stockholder and the underwriter, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends; and enable such Registrable Securities to be in such denomi nations and registered in such names as the Stockholder or the underwriter, if any, may reason ably request at least three business days prior to any sale of Registrable Securities; and

               (n) otherwise use all best efforts to comply with all applicable rules and regu lations of the SEC, and make available to the Stockholder as soon as reasonably practicable, an earnings statement covering the period of at least 12 months, but not more than 18 months, beginning with the first full calendar month after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder.

        2.4    Additional Registration Procedures.

               (a) As a condition to the registration by the Company of Registrable Securities, the Company may require the Stockholder to furnish the Company such information regarding the Stockholder and the distribution of such securities as the Company may from time to time reasonably request in writing.

               (b) The Company shall not file any Registration Statement or amendment thereto or any prospectus or any supplement thereto (including such documents incorporated by reference and proposed to be filed after the initial filing of the Registration Statement) to which the Stockholder or the underwriter or underwriters, if any, shall reasonably object, provided that the Company may file such document in a form required by law or upon the advice of its counsel.

               (c) The Stockholder agrees that, upon receipt of any notice from the Company of the occurrence of any event of the kind described in subdivision (h) of Section 2.3, the Stockholder shall forthwith discontinue the Stockholder's disposition of Registrable Securities pursuant to the Registration Statement relating to such Registrable Securities until the Stockholder's receipt of the copies of the supplemented or amended prospectus contemplated by subdivision (h) of Section 2.3 and, if so directed by the Company, shall deliver to the Company (at the Company's expense) all copies, other than permanent file copies, then in the Stockholder's possession of the prospectus relating to such Registrable Securities current at the time of receipt of such notice. In the event the Company shall give any such notice, the period of time for which the Company shall be required to keep the applicable registration statement effective shall be ex tended by the length of the period from and including the date when the Stockholder shall have received such notice to the date on which the Stockholder has received the copies of the supplemented or amended prospectus contemplated by paragraph (h) of Section 2.3. Each holder of Registrable Securities agrees that it will comply at all times with the requirements of Rule 10b-6.

        2.5 Damages. If the Company fails to file the Registration Statement on or before the Deadline or fails to use best efforts to cause the Registration Statement to become effective, or if, after the Registration Statement has been declared effective by the SEC, sales of the Registrable Securities cannot be made pursuant to the Registration Statement by reason of a stop order or the Company's failure to update the Registration Statement or for any other reason outside the control of the Stockholder, and by reason of any such failure to meet the Deadline or to cause the Registration Statement to be effective or usable, Stockholder suffers loss or damage, the provisions of this Agreement shall continue to remain in effect and the Company shall indemnify and hold harmless Stockholder for the monetary equivalent of any such loss or damage (the "Claim"). The Company shall pay each Claim in cash upon receipt of a written notice from Stockholder demanding payment of the Claim.

        2.6    Underwritten Offerings.

               (a) Requested Underwritten Offerings. If the Stockholder elects to effect an underwritten offering pursuant to Section 2.1(a), the managing underwriter or underwriters for such underwritten offering shall be selected by the Stockholder and shall be reasonably accept able to the Company. The underwriters selected by the Stockholder shall be deemed to be reasonably satisfactory to the Company unless the Company sends a written notice of objection to the Stockholder within 10 days of receipt of written notice from the Stockholder stating the identity of the managing underwriter or underwriters the Stockholder proposes to select. If re quested by the underwriters for any such underwritten offering, the Company shall enter into an underwriting agreement with such underwriters for such offering, such agreement to contain such representations and warranties by the Company and such other terms as are generally prevailing in agreements of this type, including, without limitation, indemnities. The Stockholder shall cooperate with the Company in the negotiation of the underwriting agreement. The Stockholder shall be a party to any such underwriting agreement and the Stockholder may, at its option, re quire that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters shall also be made to and for the benefit of the Stockholder and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of the Stockholder. The Stockholder shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations and warranties or agreements regarding the Stockholder, the Stockholder's Registrable Securities and the Stockholder's intended method of distribution and any other representation required by law or by the underwriters for such underwritten offering.

               (b) Priority in Requested Underwritten Offering. Subject to
Section 2.7, if the Stockholder elects to effect an underwritten offering pursuant to Section 2.1(a) and, in connection therewith, the managing underwriter advises the Stockholder and the Company in writing that, in its opinion, the number of securities requested to be included in such underwritten offering (including securities of the Company which are not Registrable Securities) exceeds the number which can be sold in such offering within a price range acceptable to the Stockholder be included in such offering, the Company shall include in such offering, to the extent of the number which the Company is so advised can be sold in such offering,
(i) first, Registrable Secu rities requested to be included in such offering by the Stockholder, and (ii) second, if and only if all Registrable Securities requested to be included in such underwritten offering by the Stockholder thereof are so included, other securities of the Company requested to be included in such offering by the holders thereof, pro rata among such holders requesting inclusion in such offering on the basis of the number of such securities requested to be included by such holders.

               (c)    Holdback Agreement.

                      (i) Except to the extent required by any agreement in existence as of the date of this Agreement, the Company agrees not to effect any public sale or distribution of or otherwise dispose of its equity securities or securities convertible into or exchangeable or exer cisable for any of such securities during the seven (7) days prior to the date any underwritten registration pursuant to Section 2.1(a) has become effective and during the period ending on the earlier of (A) ninety (90) days after any underwritten registration pursuant to Section 2.1(a) has become effective, (B) the day on which the underwriting syndicate of such offering shall have been disbanded, and (C) such date as the Company, the managing underwriter and the Stockholder shall otherwise agree, except as part of such underwritten registration and except in connection with a stock option plan, stock purchase plan, managing directors' plan, savings or similar plan, or an acquisition of a business, merger or exchange of stock for stock.

                      (ii) If (A) during the Effective Period, the Company shall file a registration statement (other than in connection with the registration of securities issuable pursuant to an employee stock option, stock purchase or similar plan or pursuant to a merger, exchange offer or a transaction of the type specified in Rule 145(a) under the Securities Act) with respect to its Common Stock and Stockholder shall not have exercised its rights under Section 2.2 with respect to the Registration Statement and
(B) with reasonable prior notice, the Company (in the case of a non-underwritten offering by the Company pursuant to such registration statement) advises the Stockholder in writing that a public sale or distribution of the Registrable Securities would have a material adverse impact on such offering or the managing underwriter or underwriters (in the case of an underwritten offering by the Company pursuant to such registration statement) advises the Company in writing (in which case the Company shall notify the Stockholder) that a public sale or distribution of Registrable Securities would have a material adverse impact on such offering, then the Stockholder shall, to the extent not inconsistent with applicable law, refrain from effecting any public sale or distribution of Registrable Securities during the seven (7)-day period prior to, and during the ninety (90)-day period beginning on, the effective date of such registration statement.

        2.7 Certain Limitations and Obligations. If the Company is unable to honor the Stockholder's priority in any requested underwritten offering as specified in Section 2.6(b) because of conflicting priorities with any registration rights agreement disclosed in writing to the Stockholder prior to December 18, 1998, then the Company shall conduct an underwritten primary offering in an amount and within the periods specified for a Demand Registration and, to the extent requested by the Stockholder (but not exceeding the amount that the managing underwriter advises the Company may be sold in a primary offering by the Company), the Company upon the closing of such primary offering shall purchase from the Stockholder for cash the number of shares or units of Registrable Securities that the Stockholder requested be included in the underwritten offering but were not. Closing shall occur simultaneously with the closing of such offering and the amount to be paid by the Company for each share or other unit of Registrable Securities pursuant to this Section 2.7 shall be equal to the lesser of (i) the gross proceeds per share or unit of Registrable Securities received by the Company or other selling stockholder (before underwriting discounts and commissions) in such underwriting and (ii) such other amount as the Stockholder and the Company may agree. The Stockholder shall be entitled to exercise all rights granted to it under Section 2.6(a), including selecting the managing underwriter and other rights relative to the manner in which the offering is conducted, even though it may not be able to sell any Registrable Securities in the offering because of conflicting priorities. No demand registration to which the first sentence of this Section 2.7 applies shall count as a registration to which the Stockholder is entitled under Section 2.1(a).

                                ARTICLE III

                              INDEMNIFICATION

        3.1 Indemnification by the Company. The Company will indemnify and hold harmless, to the extent permitted by law, the Stockholder and, if applicable, the officers and directors of the Stockholder, and each Person who controls the Stockholder (within the meaning of the Securities Act or the Exchange Act) from and against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, injunction, judgment, order, decree, ruling, damage, dues, penalty, fines, costs, amounts paid in settlement, liabilities, obligations, losses, expenses and fees, including court costs and attorneys' fees and expenses (collectively, "Losses") that the Stockholder and, if applicable, the officers and directors of the Stockholder, and each Person who controls Stockholder may suffer through and after the date of the claim for indemnification caused by or arising out of any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus, preliminary prospectus, or any amendment or supplement to any of the foregoing, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus or a preliminary prospectus, in light of the circumstances then existing) not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by the Stockholder expressly for use therein or by the Stockholder's failure to comply with any legal requirement applicable to the Stockholder and not contractually assumed by the Company to deliver a copy of the Registration Statement or prospectus or any amendments or supplements thereto after the Company has furnished Stockholder with a sufficient number of copies of the same. In connection with an underwritten offering, the Company shall indemnify the underwriters, their officers and directors, and each Person who controls the underwriters (within the meaning of the Securities Act or the Exchange
Act) to the extent customary. Notwithstanding the foregoing provisions of this Section 3.1, the Company will not be liable to the Stockholder, any Person who participates as an underwriter in the offering or sale of Registrable Securities or any other Person, if any, who controls the Stockholder or underwriter (within the meaning of the Securities Act), under the indemnity agreement in this Section for any such Losses or expense that arises out of the Stockholder's or other Person's failure to send or give a copy of the final Prospectus to the Person asserting an untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale of the Registrable Securities to such Person if such statement or omission was corrected in such final Prospectus and the Company has previously furnished copies thereof in accordance with this Agreement.

        3.2 Indemnification by Stockholder. In connection with any registration in which the Stockholder is participating, the Stockholder will indemnify and hold harmless, to the extent permitted by law, the Company, its directors and officers and each Person who controls the Company (within the meaning of the Securities Act or the Exchange Act) from all Losses that the Company, its directors and officers and each Person who controls the Company may suffer through and after the date of the claim for indemnification caused by or arising out of any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus, preliminary prospectus, or any amendment or supplement to any of the foregoing, any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of a prospectus or preliminary prospectus in light of circumstances then existing), but only to the extent that the same are caused by or contained in any information furnished in writing to the Company by the Stockholder expressly for use therein or by the Stockholder's failure to comply with any legal requirement applicable to the Stockholder and not contractually assumed by the Company to deliver a copy of the Registration Statement or prospectus or any amendments or supplements thereto after the Company has furnished the Stockholder with a sufficient number of copies of the same.

        3.3 Indemnification Procedure. If any Person has a claim for Losses hereunder (an "Indemnified Party"), the Indemnified Party will: (a) notify the party or parties hereto from which it is entitled to make such claim (individually, an "Indemnifying Party" and, together, the "Indemnifying Parties") of such claim, specifying the nature of the Losses and the amount or estimated amount thereof if feasible, and (b) unless in the Indemnified Party's reasonable judgment (based on written advice of counsel) a conflict of interest between the Indemnified Party and the Indemnifying Parties may exist with respect to the matter giving rise to such claim, permit the Indemnifying Party to assume and thereafter conduct the defense of the matter with counsel of the Indemnifying Party's choice reasonably satisfactory to the Indemnified Party. If the defense is so assumed, the Indemnifying Party will not be subject to any liability for any settlement made with respect to such claim by the Indemnified Party without its consent, which will not be unreasonably withheld. An Indemnifying Party who is not entitled to or elects not to assume the defense of a claim, will not be obligated to pay the fees and expenses of more than one counsel for all parties it indemnifies with respect to such claim, unless in the reasonable judgment of any Indemnified Party (based on written advice of counsel) a conflict of interest may exist between such Indemnified Party and any other Indemnified Parties with respect to such claim.

                                 ARTICLE IV

                             GENERAL PROVISIONS

        4.1 Remedies. Any Person having rights under this Agreement will be entitled to enforce them specifically, to recover damages caused by reason of any breach of any provision of this Agreement, and to exercise all other rights granted by law.

        4.2 Successors and Assigns. This Agreement will bind and inure to the benefit of the respective successors and assigns of the parties hereto, whether or not so expressed.

        4.3 Amendments; Modifications. This Agreement may be amended or modified in writing by the Company and Stockholder at the time of such amendment or modification.

        4.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail, return receipt requested, or sent via facsimile, with confirmation of receipt, to the parties at the following address or at such other address for a party as shall be specified by notice hereunder:

               (a)    if to the Company, to:

                      AmTec, Inc.
                      599 Lexington Avenue
                      44th Floor
                      New York, New York  10022
                      Attention:  Albert Pastino
                      Facsimile No.:  (212) 319-9288

               (b)    if to Stockholder, to:

                      UIH China Holdings, Inc.
                      4643 South Ulster Street
                      Suite 1300
                      Denver, Colorado  80237
                      Attention:  Chief Executive Officer
                      Facsimile No.:  (303) 770-3464

                      with a copy to:

                      Holme Roberts & Owen LLP
                      1700 Lincoln Street
                      Suite 4100
                      Attention:  Francis R. Wheeler, Esq.
                      Facsimile No.:  (303) 866-0200

        4.5 Entire Agreement. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

        4.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

        4.7 Remedies Cumulative; No Waiver. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

        4.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to the principles of conflicts of law thereof).

        4.9 Interpretation. When a reference is made in this Agreement to Articles, Recitals or Sections, such reference shall be to an Article, Recital or Section to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party hereto to whom such information is to be made available. The table of contents and Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, any reference to a party's "knowledge" means such party's actual knowledge after due and diligent inquiry of officers, directors and other employees of such party reasonably believed to have knowledge of such matters. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

        4.10 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.


               SIGNATURE PAGE--REGISTRATION RIGHTS AGREEMENT

        IN WITNESS WHEREOF, the parties hereto have duly executed this Registration Rights Agreement as of the date first written above.

                                  Company:


                                  AMTEC, INC., a Delaware corporation



                                  By:  __________________________________


                                  Stockholder:


                                  UIH CHINA HOLDINGS, INC.
                                  a Colorado corporation



                                  By:  __________________________________






                                                          Exhibit 3.1(a)(i)
                                            to Agreement and Plan of Merger


                                AMTEC, INC.

                        CERTIFICATE OF DESIGNATIONS

                             -----------------

                    SETTING FORTH A COPY OF A RESOLUTION
                   CREATING AND AUTHORIZING THE ISSUANCE
                OF A SERIES OF PREFERRED STOCK DESIGNATED AS
           "CONVERTIBLE PARTICIPATING PREFERRED STOCK, SERIES F"
              ADOPTED BY THE BOARD OF DIRECTORS OF AMTEC, INC.

                             -----------------


        The undersigned, [Chairman of the Board and Chief Executive Officer] of AMTEC, INC., a Delaware corporation (the "Company"), HEREBY CERTIFIES that the Board of Directors of the Company on ________ __, 1998, acting pursuant to Section 151(g) of the General Corporation Law of the State of Delaware, duly adopted the following resolutions creating a new series of the Company's Preferred Stock:

        "BE IT RESOLVED, that pursuant to authority expressly granted by the provisions of Section 4 of the Certificate of Incorporation of the Company, the Board of Directors hereby creates and authorizes the issuance of a new series of the Company's Preferred Stock, par value $0.001 per share ("Preferred Stock"), and hereby fixes the powers, designations, voting powers, rights on liquidation, conversion rights and other preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions of the shares of such series (in addition to any powers, designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof set forth in the Certificate of Incorporation that are applicable to each series of Preferred Stock) as follows:

        1. Designation; Number of Shares. The designation of the series of Preferred Stock, par value $0.001 per share, of the Company created hereby shall be "Convertible Participating Preferred Stock, Series F" ("Series F Preferred Stock"). The authorized number of shares of Series F Preferred Stock shall be ________.(1) Each share of Series F Preferred Stock shall have a stated value of _________(2) ("Stated Value"). Any shares of Series F Preferred Stock converted or otherwise acquired by the Company shall be retired, shall not be reissued as shares of Series F Preferred Stock and shall resume the status of authorized and unissued shares of Preferred Stock, without designation as to series, until such shares are once more designated as part of a particular series of Preferred Stock by the Board of Directors.

--------------

     1   The number of shares of Preferred Stock issuable as specified in the Merger Agreement.
     2    $1,250 if 9,600 shares of Preferred Stock are issued. If more than
9,600 shares of Preferred Stock are issued, the Stated Value would be reduced to an amount equal to $1,250 multiplied by a fraction the numerator of which is 9,600 and the denominator of which is the number of shares of Preferred Stock issued.


        2. Certain Definitions. Unless the context otherwise requires, the terms defined in this Section 2 shall have, for all purposes of this Certificate of Designations, the meanings herein specified:

               "Board of Directors" shall mean the Board of Directors of the Company, and, unless the context indicates otherwise, shall also mean, to the extent permitted by law, any committee thereof authorized, with respect to any particular matter, to exercise the powers of the Board of Directors of the Company with respect to such matter.

               "Business Day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in The City of New York, New York are not required to be open.

               "Capital Stock" shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock.

               "Closing Price" of a share of Common Stock or of a share of any other class or series of Capital Stock of the Company into which the Series F Preferred Stock may hereafter become convertible pursuant to
Section 4, on any day shall mean the last reported per share sale price (or, if no sale price is reported, the average of the high and low bid prices) of the Common Stock on the American Stock Exchange, or such other exchange or market on which the Capital Stock of the Company is traded, as the case may be.

               "Common Stock" shall mean the shares of Common Stock of AmTec, Inc., $0.001 par value.

               "Conversion Date" of a share of Series F Preferred Stock shall mean the date on which the requirements for conversion of such share set forth in Section 4(b) of this Certificate of Designations have been satisfied by the holder thereof.

               "Conversion Rate" shall mean the kind and amount of securities, assets or other property that as of any date are issuable or deliverable upon conversion of a share of Series F Preferred Stock. The Conversion Rate of a share of Series F Preferred Stock shall initially be 1,000 shares of Common Stock for each share of Series F Preferred Stock, subject to adjustment as set forth in Section 4 of this Certificate of Designations. In the event that pursuant to Section 4 the Series F Preferred Stock becomes convertible into more than one class or series of Capital Stock of the Company, the term Conversion Rate, when used with respect to any such class or series, shall mean the number or fraction of shares or other units of such Capital Stock that as of any date would be issued upon conversion of a share of Series F Preferred Stock.

               "Converted Basis" shall mean, at any time and with respect to a share or shares of the Series F Preferred Stock, the number of shares of Common Stock into which such share or shares of Series F Preferred Stock may then be converted.

               "Convertible Securities" shall mean any or all options, warrants, securities and rights which are convertible into or exercisable or exchangeable for Common Stock at the option of the holder thereof, or which otherwise entitle the holder thereof to subscribe for, purchase or otherwise acquire Common Stock.

               "Current Market Price," on the Determination Date for any issuance of rights, warrants or options or any distribution or on the Issuance Date in respect of which the Current Market Price is being calculated, shall mean the average of the daily Closing Prices of the Common Stock for the shortest of: (i) the period of 30 consecutive trading days commencing 45 trading days before such Determination Date or Issuance Date, as the case may be, or (ii) the period commencing on the date next succeeding the first public announcement of the issuance of rights, warrants or options or the distribution in respect of which the Current Market Price is being calculated and ending on the last full trading day before such Determination Date or Issuance Date.

               "Determination Date" for any issuance of rights, warrants or options or any distribution to which Section 4(d)(ii) applies shall mean the record date for the determination of stockholders entitled to receive the rights, warrants or options or the distribution to which such Section applies.

               "Excluded Issuances" shall mean any issuances of Common Stock pursuant to (A) employee stock option or purchase plans approved by the stockholders of the Company, (B) an underwritten public offering of Common Stock or Convertible Securities or (C) the exercise of Convertible Securities that were outstanding on July 27, 1998 (other than the Series E Preferred Stock as to which adjustments are specified in Section 4(e)).

               "Holder" shall mean the holder of the Issued Shares.

               "Issue Date" shall mean the date on which shares of Series F Preferred Stock are first issued.

               "Issuance Date" shall have the meaning set forth in Section 4(d)(i).

               "Issued Shares" shall mean the number of shares of Series F Preferred Stock issued by the Company.

               "Junior Stock" shall mean (i) the Common Stock, (ii) any other class or series of Capital Stock, whether now existing or hereafter created, of the Company, other than (A) the Series E Preferred Stock, (B) any class or series of Parity Stock (except to the extent provided under clause (iii) hereof) and (C) any class or series of Senior Stock, and (iii) any class or series of Parity Stock to the extent that it ranks junior to the Series F Preferred Stock as to dividend rights, rights of redemption or rights on liquidation, as the case may be. For purposes of clause (iii) above, a class or series of Parity Stock shall rank junior to the Series F Preferred Stock as to dividend rights, rights of redemption or rights on liquidation if the holders of shares of Series F Preferred Stock shall be entitled to dividend payments, payments on redemption or payments of amounts distributable upon dissolution, liquidation or winding up of the Company, as the case may be, in preference or priority to the holders of shares of such class or series of Parity Stock.

               "Liquidation Preference" measured per share of the Series F Preferred Stock as of any date in question (the "Relevant Date") shall mean an amount equal to the sum of (a) the Stated Value of such share, plus (b) an amount equal to all unpaid dividends or other distributions payable on the Series F Preferred Stock pursuant to Section 5, whether or not such unpaid dividends or other distributions have been declared or there are any unrestricted funds of the Company legally available therefor. In connection with the determination of the Liquidation Preference of a share of Series F Preferred Stock upon liquidation, dissolution or winding up of the Company, the Relevant Date shall be the applicable date of distribution of amounts payable to stockholders in connection with any such liquidation, dissolution or winding up.

               "Officers' Certificate" shall mean a certificate signed by the Chairman of the Board, the President or any Senior Vice President of the Company and by the Treasurer or an Assistant Treasurer of the Company.

               "Parity Stock" shall mean any class or series of Capital Stock, whether now existing or hereafter created, of the Company ranking on a parity basis with the Series F Preferred Stock as to dividend rights, rights of redemption or rights on liquidation. Capital Stock of any class or series, whether now existing or hereafter created, shall rank on a parity as to dividend rights, rights of redemption or rights on liquidation with the Series F Preferred Stock, whether or not the dividend rates, dividend payment dates, redemption or liquidation prices per share or sinking fund or mandatory redemption provisions, if any, are different from those of the Series F Preferred Stock, if the holders of shares of such class or series shall be entitled to dividend payments, payments on redemption or payments of amounts distributable upon dissolution, liquidation or winding up of the Company, as the case may be, in proportion to their respective accumulated and accrued and unpaid dividends, redemption prices or liquidations prices, respectively, without preference or priority, one over the other, as between the holders of shares of such class or series and the holders of Series F Preferred Stock. No class or series of Capital Stock that ranks junior to the Series F Preferred Stock as to rights on liquidation shall rank or be deemed to rank on a parity basis with the Series F Preferred Stock as to dividend rights or rights of redemption, unless the instrument creating or evidencing such class or series of Capital Stock otherwise expressly so provides. The Series E Preferred Stock ranks on a parity basis with the Series F Preferred Stock as to dividend rights, rights of redemption and rights on liquidation and constitutes "Parity Stock" for purposes of this Certificate of Designations.

               "Person" shall mean any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity, whether acting in an individual, fiduciary or other capacity.

               "Senior Stock" shall mean any class or series of Capital Stock of the Company hereafter created ranking prior to the Series F Preferred Stock as to dividend rights, rights of redemption or rights on liquidation. Capital Stock of any class or series shall rank prior to the Series F Preferred Stock as to dividend rights, rights of redemption or rights on liquidation if the holders of shares of such class or series shall be entitled to dividend payments, payments on redemption or payments of amounts distributable upon dissolution, liquidation or winding up of the Company, as the case may be, in preference or priority to the holders of shares of Series F Preferred Stock. No class or series of Capital Stock that ranks on a parity basis with or junior to the Series F Preferred Stock as to rights on liquidation shall rank or be deemed to rank prior to the Series F Preferred Stock as to dividend rights or rights of redemption, notwithstanding that the dividend rate, dividend payment dates, sinking fund provisions, if any, or mandatory redemption provisions thereof are different from those of the Series F Preferred Stock, unless the instrument creating or evidencing such class or series of Capital Stock otherwise expressly so provides.

               "Series E Preferred Stock" shall mean the Company's Series E Convertible Preferred Stock, par value $.001 per share.

               "Stated Value" of a share of Series F Preferred Stock shall have the meaning set forth in Section 1 of this Certificate of Designations.

               "Subsidiary" shall mean (i) a corporation (other than the Company) a majority of the Capital Stock of which, having voting power under ordinary circumstances to elect directors, is at the time, directly or indirectly, owned by the Company and/or one or more Subsidiaries of the Company and (ii) any other Person (other than a corporation) in which the Company and/or one or more Subsidiaries of the Company, directly or indirectly, has (x) a majority ownership interest and (y) the power to elect or direct the election of a majority of the members of the governing body of such entity.

        3. Distributions Upon Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of Series F Preferred Stock shall be entitled to receive from the assets of the Company available for distribution to stockholders, before any payment or distribution shall be made to the holders of any Junior Stock, an amount in cash (or, at the election of the Company, property at its fair market value, as determined by the Board of Directors in good faith) per share, equal to the Liquidation Preference of a share of Series F Preferred Stock as of the date of payment or distribution. If, upon distribution of the Company's assets in liquidation, dissolution or winding up, the assets of the Company to be distributed among the holders of the Series F Preferred Stock and other holders of Parity Stock shall be insufficient to permit payment in full to such holders of the respective preferential amounts to which they are entitled, then the entire assets of the Company to be distributed to holders of the Series F Preferred Stock and other holders of Parity Stock shall be distributed pro rata to such holders based upon the aggregate of the full preferential amounts to which all of the shares would otherwise respectively be entitled. Neither the consolidation or merger of the Company with or into any other corporation or corporations nor the sale, transfer or lease of all or substantially all of the assets of the Company shall itself be deemed to constitute a liquidation, dissolution or winding up of the Company within the meaning of this Section 3. Notice of the liquidation, dissolution or winding up of the Company shall be given, not less than twenty (20) days prior to the date on which such liquidation, dissolution or winding up is expected to take place or become effective, to the holders of record of the shares of Series F Preferred Stock.

        4. Conversion of Series F Preferred Stock.

               (a) Right to Convert. Shares of Series F Preferred Stock may be converted at the option of the holder thereof, in the manner and upon the terms and conditions set forth in this Section 4, into fully paid and nonassessable whole shares of Common Stock at the Conversion
Rate.

               (b) Mechanics of Conversion. In order to convert shares of Series F Preferred Stock, the holder thereof shall surrender the certificate or certificates representing the shares of Series F Preferred Stock to be converted at the office of the Company or the office of any transfer agent for the Series F Preferred Stock, which certificate or certificates shall be duly endorsed to the Company in blank (or accompanied by duly executed instruments of transfer to the Company in blank) with signatures guaranteed (such endorsements or instruments of transfer to be in form satisfactory to the Company), together with a written notice to the Company at said office of the election to convert the same, specifying the number of shares of Series F Preferred Stock to be converted and the name or names (with addresses) in which the certificate or certificates for shares of Common Stock are to be issued. If any transfer is involved in the issuance or delivery of any certificate or certificates for shares of Common Stock in a name other than that of the registered holder of the shares of Series F Preferred Stock surrendered for conversion, such holder shall also deliver to the Company a sum sufficient to pay all taxes, if any, payable in respect of such transfer or evidence satisfactory to the Company that such taxes have been paid. Except as provided in the immediately preceding sentence, the Company shall pay any issue, stamp or other similar tax in respect of such issuance or delivery.

        The Company shall, as soon as practicable after the Conversion Date, deliver to the holder of the shares of Series F Preferred Stock so surrendered for conversion, or to such holder's nominee(s) or, subject to compliance with applicable law, transferee(s), a certificate or certificates for the number of whole shares of Common Stock to which such holder shall be entitled, together with cash or its check in lieu of any fractional share as provided in Section 4(m). If the shares of Series F Preferred Stock represented by a certificate surrendered for conversion are converted only in part, the Company will also issue and deliver to the holder, or to such holder's nominee(s) or, subject to compliance with applicable law, transferee(s), without charge therefor, a new certificate or certificates representing in the aggregate the unconverted shares of Series F Preferred Stock.

        The Person in whose name the certificate for shares of Common Stock is issued upon such conversion shall be treated for all purposes as the stockholder of record of such shares of Common Stock as of the close of business on the Conversion Date; provided, however, that no surrender of Series F Preferred Stock on any date when the stock transfer books of the Company are closed for any purpose shall be effective to constitute the Person or Persons entitled to receive the shares of Common Stock issuable upon such conversion as the record holders of such shares of Common Stock on such date, but such surrender shall be effective (assuming all other requirements of this Section 4 have been satisfied) to constitute such Person or Persons as the record holders of such shares of Common Stock for all purposes as of the opening of business on the next succeeding day on which such stock transfer books are open, and such conversion shall be at the Conversion Rate in effect on the date that such shares of Series F Preferred Stock were surrendered for conversion (and such other requirements satisfied) as if the stock transfer books of the Company had not been closed on such date. Upon conversion of shares of Series F Preferred Stock, the rights of the holder of the shares so converted, as a holder thereof, will cease.

               (c) Adjustments for Changes in Capital Stock. If, after the Issue Date, the Company: (i) pays a dividend or makes a distribution on the Common Stock in shares of Common Stock; (ii) subdivides the outstanding shares of Common Stock into a greater number of shares; (iii) combines the outstanding shares of Common Stock into a smaller number of shares; (iv) pays a dividend or makes a distribution on the Common Stock in shares of its Capital Stock (other than Common Stock); or (v) issues by reclassification to the holders of shares of Common Stock (other than a reclassification by way of consolidation or merger that is subject to
Section 4(g)) any shares of its Capital Stock, the conversion privilege and the Conversion Rate in effect immediately prior to the opening of business on the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted so that the holder of shares of Series F Preferred Stock thereafter converted shall receive the kind and number of shares of Capital Stock of the Company which such holder would have owned immediately following such event if such holder had converted his shares of Series F Preferred Stock immediately prior to the record date for, or effective date of, as the case may be, such event. The adjustment contemplated by this Section 4(c) shall be made successively whenever any event listed above shall occur.

        If after an adjustment pursuant to this Section 4(c) a holder of Series F Preferred Stock would be entitled to receive upon conversion thereof shares of two or more classes or series of Capital Stock of the Company, the Conversion Rate shall thereafter be subject to adjustment upon the occurrence of an action taken with respect to any such class or series of Capital Stock as is contemplated by this Section 4 with respect to the Common Stock, on terms comparable to those applicable to the Common Stock pursuant to this Section 4.

               (d) Adjustments for Issuances below Certain Prices.

                      (i) If, after the Issue Date, the Company issues Common Stock or Convertible Securities (other than Excluded Issuances or issuances requiring adjustment pursuant to Section 4(c)) at a price (or having an exercise or conversion price) per share less than the Current Market Price of the Common Stock on the date of issuance (the "Issuance Date"), then the Conversion Rate shall be adjusted by multiplying the Conversion Rate in effect immediately prior to the opening of business on the Issuance Date by a fraction, of which the numerator shall be (A) the sum of the number of shares of Common Stock outstanding immediately prior to the Issuance Date plus the number of shares of Common Stock issuable upon exercise or conversion of all Convertible Securities outstanding immediately prior to the Issuance Date plus the number of shares of Common Stock issued or issuable at a price (or having an exercise or conversion price) per share less than the Current Market Price of the Common Stock on the Issuance Date, multiplied by (B) the Current Market Price of the Common Stock on the Issuance Date, and of which the denominator shall be the sum of (C) the number of shares of Common Stock outstanding immediately prior to the Issuance Date plus the number of shares of Common Stock issuable upon exercise or conversion of all Convertible Securities outstanding immediately prior to the Issuance Date multiplied by the Current Market Price of the Common Stock on the Issuance Date plus (D) the gross proceeds received by the Company upon the issuance of such Common Stock or Convertible Securities.

                      (ii) If, after the Issue Date, the Company issues Common Stock or Convertible Securities (other than Excluded Issuances or issuances requiring adjustment pursuant to Section 4(c)) at a price (or having an exercise or conversion price) per share less than $____,(3) then the Conversion Rate shall be adjusted by multiplying the Conversion Rate in effect immediately prior to the opening of business on the Issuance Date by a fraction, of which the numerator shall be (A) the sum of the number of shares of Common Stock outstanding immediately prior to the Issuance Date plus the number of shares of Common Stock issuable upon exercise or conversion of all Convertible Securities outstanding immediately prior to the Issuance Date plus the number of shares of Common Stock issued or issuable at a price (or having an exercise or conversion price) per share less than $____,(4) multiplied by (B) $____,(5) and of which the denominator shall be the sum of (C) the number of shares of Common Stock outstanding immediately prior to the Issuance Date plus the number of shares of Common Stock issuable upon exercise or conversion of all Convertible Securities outstanding immediately prior to the Issuance Date multiplied by $____(6) plus (D) the gross proceeds received by the Company upon the issuance of such Common Stock or Convertible Securities.

                      (iii) The adjustments contemplated by this Section 4(d) shall be made successively whenever any Common Stock or Convertible Securities are issued below the respective prices specified above after the Issue Date, and shall become effective immediately upon such issuance; provided, however, that in the case of an issuance to which this Section 4(d) applies, only the adjustment specified in Section 4(d)(i) or 4(d)(ii) that results in the greatest increase in the Conversion Rate shall be effective for any single issuance, and provided, further, that in the case of an issuance of Convertible Securities no further adjustment of the Conversion Rate shall be made upon the subsequent issuance of shares of Common Stock upon the exercise or conversion of such Convertible Securities. In the case of any change in the number of shares of

-------------

   3 The per share Stated Value of the Series F Preferred Stock divided by 1,000.
   4 The per share Stated Value of the Series F Preferred Stock divided by 1,000.
   5 The per share Stated Value of the Series F Preferred Stock divided by 1,000. 6The per share Stated Value of the Series F Preferred Stock divided by 1,000.


Common Stock issuable upon the exercise or conversion of any Convertible Securities (including but not limited to a change resulting from the anti-dilution provisions thereof), the Conversion Rate then in effect shall forthwith be readjusted, upon any such change becoming effective, to the Conversion Rate that would have obtained had the adjustment been made upon initial issuance thereof for that portion of such Convertible Securities not exercised or converted prior to such change. If all shares of Common Stock subject to Convertible Securities resulting in an adjustment in the Conversion Rate pursuant to this Section 4(d) have not been issued when the exercise or conversion right associated with such Convertible Securities expire (or, in the case of rights, warrants or options to purchase Convertible Securities which have been exercised, if all of the shares of Common Stock issuable upon conversion of such Convertible Securities have not been issued prior to the expiration of the conversion right thereof), then the Conversion Rate shall promptly be readjusted to the Conversion Rate which would then be in effect had the adjustment upon the issuance of such Convertible Securities been made on the basis of the actual number of shares of Common Stock (or Convertible Securities) issued upon the exercise of such rights, warrants or options (or the conversion of such Convertible Securities).

               (e) Adjustments for Series E Preferred Stock. For conversions of Series F Preferred Stock occurring after the earlier of (i) October 22, 1999 or (ii) the first date on which no shares of Series E Preferred Stock are outstanding, the Conversion Rate shall be adjusted by multiplying the Conversion Rate then in effect by a fraction, the numerator of which is equal to the sum of (A) 43,927,813(7) plus (B) the number of shares of Common Stock issued upon conversion of shares of Series E Preferred Stock by such date, and the denominator of which is 51,097,726.(8) Each number included in the foregoing calculation shall be appropriately adjusted to reflect stock dividends, stock splits, reverse stock splits and the like having record dates after the Issue Date and prior to the effective date of any such conversions. No adjustment shall be made under this Section 4(e) if the adjusted Conversion Rate would be lower than the Conversion Rate in effect immediately prior to such adjustment.

               (f) Adjustments for Other Distributions. If, after the Issue Date, the Company distributes to all holders of shares of Common Stock any Convertible Securities to purchase Capital Stock (excluding dividends or distributions referred to in Section 4(c)), then, to the extent the holders of the Series F Preferred Stock do not participate in such distribution on a Converted Basis pursuant to Section 5, the Conversion Rate shall be adjusted by dividing the Conversion Rate in effect immediately prior to the opening of business on the record date for the determination of stockholders entitled to receive the distribution by a fraction, of which the numerator shall be the total number of shares of Common Stock outstanding on such record date or immediately prior to such effective date multiplied by the Current Market Price on the Determination Date, less the fair market value (as determined in good faith by the Board of

------------

    7   The number of shares of Common Stock outstanding on July 27, 1998
(27,260,976) plus the number of shares of Common Stock issuable upon exercise of all options and warrants outstanding on July 27, 1998
(16,666,837).
    8   The number of shares of Common Stock outstanding on July 27, 1998
(27,260,976) plus the number of shares of Common Stock issuable upon exercise of all options and warrants outstanding on July 27, 1998
(16,666,837) plus the number of shares of Common Stock issuable on July 27, 1998 assuming conversion of all shares of Series E Preferred Stock outstanding on such date (7,169,913).



Directors) on such record date or effective date of the Convertible Securities so distributed to the holders of Common Stock, and of which the denominator shall be the total number of shares of Common Stock outstanding on such record date or immediately prior to such effective date multiplied by such Current Market Price. Nothing in this Section 4(f) shall be deemed to authorize any dividend or distribution not otherwise permitted by
Section 5.

        For purposes of this Section 4(f), the number of shares of Common Stock outstanding on any relevant date shall be deemed to include the maximum number of shares of Common Stock the issuance of which would be necessary to effect the full exercise, exchange or conversion of all Convertible Securities outstanding on such date which are then exercisable, exchangeable or convertible at a price (before giving effect to any adjustment to such price for the distribution to which this Section 4(e) is being applied) equal to or less than the Current Market Price on the applicable Determination Date, if all of such Convertible Securities were deemed to have been exercised, exchanged or converted immediately prior to the opening of business on such date.

        The adjustment pursuant to the foregoing provisions of this Section 4(f) shall be made successively whenever any distribution to which this
Section 4(f) applies is made, and shall become effective immediately after the record date for the determination of stockholders entitled to receive the distribution. Shares of Common Stock owned by or held for the account of the Company shall not be deemed outstanding for the purpose of any such adjustment.

        No adjustment shall be made under this Section 4(f) if the adjusted Conversion Rate would be lower than the Conversion Rate in effect prior to such adjustment. In the event that, with respect to any distribution to which this Section 4(f) would otherwise apply, the numerator of the fraction in the formula set forth in the first paragraph of this Section 4(f) is zero or a negative number, then the adjustment provided by this
Section 4(f) shall not be made. If the Company makes a distribution to all holders of its Common Stock of any of its assets or debt securities or any rights, warrants or options to purchase securities of the Company that, but for the immediately preceding sentence, would otherwise result in an adjustment in the Conversion Rate pursuant to the foregoing provisions of this Section 4(f), then, from and after the record date for determining the holders of Common Stock entitled to receive the distribution, a holder of Series F Preferred Stock that converts such shares in accordance with the provisions of this Section 4 will upon such conversion be entitled to receive, in addition to the shares of Common Stock into which such shares of Series F Preferred Stock are convertible, the kind and amount of securities, cash or other assets comprising the distribution that such holder would have received if such holder had converted such shares of Series F Preferred Stock immediately prior to the record date for determining the holders of Common Stock entitled to receive the distribution.

               (g) Consolidation, Merger or Sale of the Company. If the Company consolidates with or merges into, or transfers (other than by mortgage or pledge) its properties and assets substantially as an entirety to, another Person or the Company is a party to a merger or binding share exchange which reclassifies or changes its outstanding Common Stock, the Company (or its successor in such transaction) or the transferee of such properties and assets shall make appropriate provision so that the holders of the shares of Series F Preferred Stock then outstanding shall have the right thereafter to convert such shares into the kind and amount of securities, cash or other assets receivable upon such transaction by a holder of the number of shares of Common Stock into which such shares of Series F Preferred Stock could have been converted immediately before the effective date of such transaction (with the holders of Series F Preferred entitled to full exercise of anti-dilution rights, as set forth in Section 4(d)); provided that (i) effective provision shall be made, in the Articles or Certificate of Incorporation of the resulting or surviving corporation or otherwise or in any contracts of sale or transfer, so that the provisions set forth herein for the protection of the conversion rights of Series F Preferred Stock shall thereafter be made applicable, as nearly as reasonably may be, to any such other securities and assets deliverable upon conversion of the Series F Preferred Stock remaining outstanding or other convertible preferred stock or other securities received by the holders of Series F Preferred Stock in place thereof; and (ii) any such resulting or surviving corporation or transferee shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such securities, cash or other assets as the holders of the Series F Preferred Stock remaining outstanding, or other convertible preferred stock or other securities received by the holders in place thereof, shall be entitled to receive pursuant to the provisions hereof, and to make provision for the protection of the conversion rights of the Series F Preferred Stock, or of any other convertible preferred stock or other securities received by the holders in place thereof, as provided in clause (i) of this sentence.

        If this Section 4(g) applies, Sections 4(c), 4(d), 4(e) and 4(f) shall not apply.

               (h) Simultaneous Adjustments. If this Section 4 requires adjustments to the Conversion Rate under more than one of Section 4(c), 4(d), 4(e) or 4(f) and the record dates for the distributions giving rise to such adjustments shall occur on the same date, then such adjustments shall be made by applying, first, the provisions of Section 4(c), second, the provisions of Section 4(e), third, the provisions of Section 4(d) and fourth, to the extent applicable, the provisions of Section 4(f).

               (i) When Adjustment May Be Deferred. In any case in which this Section 4 shall require that an adjustment shall become effective immediately after a record date for an event, the Company may defer until the occurrence of such event (x) issuing to the holder of any shares of Series F Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such conversion before giving effect to such adjustment and (y) paying to such holder cash or its check in lieu of any fractional interest to which he is entitled pursuant to Section 4(m); provided, however, that the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares of Common Stock, and such cash, upon the occurrence of the event requiring such adjustment.

               (j) Notice of Adjustment. Whenever the provisions of this
Section 4 require an adjustment to the Conversion Rate, the Company shall promptly compute such adjustment and (i) file with the transfer agent for the Series F Preferred Stock (or with the books of the Company if there is no transfer agent) an Officers' Certificate setting forth a description of the event requiring the adjustment, the new Conversion Rate (including a reasonably detailed calculation thereof), and the kind and amount of Capital Stock or other securities or cash or other assets into which the Series F Preferred Stock shall be convertible after such event, and (ii) cause a notice containing a summary of the information set forth in said certificate to be given to the holders of Series F Preferred Stock. Where appropriate, such notice may be given in advance and included as a part of the notice required to be given under the provisions of Section 4(k).

               (k) Advance Notice of Certain Matters. If the Company: (i) takes any action which would require an adjustment in the Conversion Rate;
(ii) is a party to a consolidation or merger or transfers all or substantially all of its assets to another Person, and any stockholders of the Company must approve the transaction; or (iii) voluntarily or involuntarily dissolves, liquidates or winds up, then, in any such event, the Company shall give to the holders of the Series F Preferred Stock, at least twenty (20) days prior to any record date or other date set for definitive action if there shall be no record date, a notice stating the record date for and the anticipated effective date of such action or event; provided, however, that any notice required hereunder shall in any event be given no later than the time that notice is given to the holders of Common Stock. If all shares of Series E Preferred Stock have been converted into Common Stock prior to October 22, 1998, the Company shall give notice to the holders of the Series F Preferred Stock on the first date that no shares of Series E Preferred Stock are outstanding.

               (l) Reservation of Common Stock Issuable Upon Conversion. The Company shall at all times on and after the Issue Date reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series F Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series F Preferred Stock; provided that nothing contained herein shall be construed to preclude the Company from satisfying its obligations in respect of the conversion of the outstanding shares of Series F Preferred Stock by delivery of shares of Common Stock held in the treasury of the Company. The Company shall take all such corporate and other actions as from time to time may be necessary to insure that all shares of Common Stock issuable upon conversion of shares of Series F Preferred Stock at the Conversion Rate in effect from time to time will, when issued, be duly and validly authorized and issued, fully paid and nonassessable, and free from all preemptive or similar rights. In order that the Company may issue shares of Common Stock upon conversion of the Series F Preferred Stock, the Company will in good faith and as expeditiously as possible endeavor to comply with all applicable federal and state securities laws and will in good faith and as expeditiously as possible endeavor to list such shares to be issued upon conversion on such national securities exchange or national securities association, if any, on which the Common Stock is then listed.

               (m) Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of the Series F Preferred Stock. Whether or not fractional shares would otherwise be required to be issued to a holder of Series F Preferred Stock upon such conversion shall be determined on the basis of the total number of shares of Series F Preferred Stock the holder is at the time converting into Common Stock and the total number of shares of Common Stock issuable upon such conversion. In lieu of the issuance of fractional shares of Common Stock, the Company shall pay instead an amount in cash or by its check equal to the same fraction of the Closing Price of a full share of Common Stock on the last full trading day prior to the Conversion Date.

               (n) Impairment. The Company will not, by amendment of this Certificate of Designations or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, other than as expressly permitted by this Certificate of Designations or approved by the holders of Series F Preferred Stock given in accordance with Section 7, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series F Preferred Stock against impairment. The Company will not amend, alter or repeal the preferences, rights, powers or other terms of this Certificate of Designations or otherwise affect adversely the Series F Preferred Stock without the approval of the holders of the Series F Preferred Stock given in accordance with Section 7. Without limiting the generality of the foregoing, the authorization or issuance by the Company of any class or series of Senior Stock shall be deemed to affect adversely the Series F Preferred Stock. The issuance of the Company of Parity Stock shall not require the approval of the holders of the Series F Preferred Stock.

        5. Restrictions on Dividends and Redemptions. So long as any shares of Series F Preferred Stock shall be outstanding, except for the payment by the Company after the Issue Date and prior to __________ of up to $_____ (9) for the repurchase of Common Stock in transactions effected pursuant to Rule 10b-18 under the Securities Exchange Act of 1934, as amended, the Company shall not declare or pay on any Junior Stock any dividend whatsoever, whether in cash, property or otherwise (other than dividends payable in shares of the class or series upon which such dividends are declared or paid), nor shall the Company make any distribution in respect of any Junior Stock, nor shall any Junior Stock be purchased or redeemed, directly or indirectly, by the Company or any Subsidiary, nor shall any monies be paid or made available for a sinking fund for the purchase or redemption of any Junior Stock, except to the extent permitted by a waiver given by the holders of the Series F Preferred Stock pursuant to Section 7. If any dividend or distribution shall be declared, paid or made on any Junior Stock upon the vote or consent of the holders of the Series F Preferred Stock, whether in cash, property or otherwise (other than dividends for which adjustment is made pursuant to Section 4(c)), such dividends shall also be paid or declared or such distributions shall also be made to the holders of the Series F Preferred Stock on a Converted
Basis, except to the extent that the waiver authorizing such dividend or distribution specifies otherwise (in which case the provisions of Section 4(f) shall apply).

        6. Voting Rights and Election of Directors. The holders of Series F Preferred Stock shall be entitled to vote on all matters that are presented to the stockholders of the Company for a vote, with such holders entitled to vote such shares of Series F Preferred Stock with the holders of Common Stock as a single class on a Converted Basis. So long as shares of Series F


-------------
    9    Insert the amount remaining as of the Issue Date to be expended by the Company pursuant to its stock repurchase plan announced in September
1998.



Preferred Stock convertible at the time into 5% or more of the outstanding shares of Common Stock are outstanding, the holders of the Series F Preferred Stock shall have the sole and exclusive right to elect two members of the Company's Board of Directors.

        7. Waiver; Amendment. Any provision of this Certificate of Designations which, for the benefit of the holders of Series F Preferred Stock, prohibits, limits or restricts actions by the Company, or imposes obligations on the Company, including but not limited to provisions relating to the obligation of the Company to redeem or convert such shares, may be waived in whole or in part, or the application of all or any part of such provision in any particular circumstance or generally may be waived, in each case by the affirmative vote, or with the consent of the holders, of at least two-thirds of the number of shares of Series F Preferred Stock then outstanding (or such greater percentage thereof as may be required by applicable law or any applicable rules of any national securities exchange or national interdealer quotation system), either in writing or by vote at an annual meeting or a special meeting called for such purpose at which the holders of Series F Preferred Stock shall vote or consent as a separate class. Any amendment to this Certificate of Designations shall be likewise approved by the holders of the Series F Preferred Stock voting or consenting as a separate class.

        8. Method of Giving Notices. Any notice required or permitted by the provisions of this Certificate of Designations to be given to the holders of shares of Series F Preferred Stock shall be deemed duly given if deposited in the United States mail, first class mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Company or supplied by him in writing to the Company for the purpose of such notice.

        9. Exclusion of Other Rights. Except as may otherwise be required by law and except for the equitable rights and remedies which may otherwise be available to holders of Series F Preferred Stock, the shares of Series F Preferred Stock shall not have any designations, preferences, limitations or relative rights other than those specifically set forth in this Certificate of Designations.

        10. Headings of Subdivisions. The headings of the various subdivisions of this Certificate of Designations are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Certificate of Designations.

        FURTHER RESOLVED, that the appropriate officers of this Company are hereby authorized to execute and acknowledge a certificate setting forth these resolutions and to cause such certificate to be filed and recorded in accordance with the requirements of Section 151(g) of the General
Corporation Law of the State of Delaware."

        The undersigned has signed this Certificate of Designations on this ______ day of ____________, 199_.


                                AMTEC, INC.



                                BY: __________________________________
                                       Joseph R. Wright, Jr.
                                       Chief Executive Officer






                                                              Draft 10-16-98

                       TECHNICAL ASSISTANCE AGREEMENT


THIS AGREEMENT is made as of the _____ day of ____________________, 1998.

BETWEEN

(1) AMTEC, INC., a U.S. corporation organized and existing under the laws of the State of Delaware and having its registered office at 599 Lexington Avenue, 44th Floor, New York, New York 10022 (the "Company"); and

(2) UIH ASIA/PACIFIC COMMUNICATIONS, INC., a U.S. corporation organized and existing under the laws of the State of Delaware and having its principal executive offices at 4643 South Ulster Street, Denver, Colorado 80237, United States of America ("UAP").

WHEREAS

(A) UAP, through its own personnel and through personnel made available to it by its Affiliates (as defined herein), has extensive experience in (i) designing, engineering, constructing, marketing, and managing multi-channel television systems and (ii) designing, engineering, constructing, marketing and managing broadband telecommunications systems, including but not limited to telephony services.

(B) From time to time, the Company wishes to obtain the benefit of UAP's experience and assistance and desires to engage UAP to perform services with respect to the management of the Company's telecommunications projects in the People's Republic of China.

NOW THEREFORE, in consideration of the mutual covenants set forth below, the Parties agree as follows:

1.     Definitions and Interpretations

1.1    In this Agreement, unless the context otherwise requires:

       "Affiliate" of a party means any entity that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with such party. For purposes of this definition, the term "control" means effective management control of the entity, including without limitation control through the power to elect a sufficient number of directors or to appoint a sufficient number of senior managers to obtain control, or similar powers. An entity shall be rebuttably presumed to control another entity if it owns 50% or more of the beneficial interest or the voting power of the appropriate entity.

       "Related Entity" of a party shall refer to any entity in which such party holds a beneficial interest, directly or through one or more intermediaries.

       "Systems" shall mean the telephony, multi-channel television and other telecommunication network businesses owned or operated by the Company or any Affiliate or Related Entity in the People's Republic of China.

2.     Engagement

       The Company hereby engages UAP as its principal technical adviser to provide services upon written request by the Company, from time to time, with respect to the design, construction, operation, maintenance, administration, marketing and programming of the Systems, and UAP hereby accepts such engagement pursuant to the provisions of this Agreement.

3.     General Duties of UAP

3.1 UAP shall, through its officers, employees, agents and other personnel, provide technical assistance to the Company as requested by the Company in writing and in accordance with the terms of this Agreement.

3.2 UAP shall perform its duties hereunder in a professional, expert and diligent manner and in accordance with the same standards UAP customarily applies in the operation or management of multi-channel television and telecommunications systems owned or managed by UAP.

3.3 UAP agrees to provide whatever personnel (whether employed directly by UAP or by any of its Affiliates or Related Entities) as are reasonably required to fulfill its obligations under this Agreement, and agrees that, as reasonably required by the Company, such personnel shall provide the services requested by the Company from time to time on-site at the Systems or the offices of the Company.

4.     Specific Duties of UAP

4.1    Project Assistance

       UAP shall provide, through advice, consultation and other means, technical assistance to the Company with respect to such matters as are reasonably requested by the Company in writing with respect to the Systems. Such matters may include services with respect to: (i) design, construction and operation of the Systems; (ii) marketing for the Systems; (iii) subscriber management; (iv) information technology for the Systems; and (v) personnel and training.

4.2    Financing Assistance

       As requested from time to time by the Company, UAP shall advise the Company in the structure and conclusion of financial or credit arrangements with financial institutions or manufacturers, suppliers, contractors and the like, including, if appropriate and practicable, introductions to financial advisors or agents and use of UAP's purchasing services and contracts.

5.     Office Work Space and Other Assistance

       To the extent reasonably required for the provision of UAP's services pursuant to this Agreement, the Company shall furnish to any of UAP's employees and personnel who are assigned to work on-site at the Systems at the sole cost and expense of the Company, adequate office or other work space, and secretarial, clerical or other assistance. Likewise, the Company will make available to UAP's employees who are performing services under this Agreement access to all records, equipment, and areas within the control of the Company as may be reasonably requested by such personnel. UAP undertakes not to use any facilities or assistance provided by the Company hereunder other than for the sole purpose of performing its obligations pursuant to this Agreement.

6.     Independent Contractor

       In the performance of its duties and responsibilities under this Agreement, UAP shall be and shall act solely as an independent contractor, and nothing contained in this Agreement shall constitute or be construed to be or to create a partnership or joint venture between the Company and UAP.

7.     Fees and Payment

7.1 During the period of this Agreement, the Company shall reimburse UAP for expenses as set forth in Section 7.2 below and shall pay to UAP a Fee as set forth in Section 7.3 below.

7.2 The Company shall reimburse UAP for all expenses reasonably incurred by its employees and personnel in the provision of services pursuant to this Agreement ("Expenses"), which Expenses shall include the following:

       (a)    Travel, meal and lodging expenses,
       (b)    Salary and reasonable administrative expenses; and
       (c) Fees and expenses of advisors, consultants and independent contractors (such as accountants, market consultants and attorneys) engaged by UAP with the written consent of the Company.

7.3 The Company shall pay to UAP a fee equal to 15 % of the Expenses for each month during the term of this Agreement (the "Fee"), payable in accordance with Section 7.4 below.

7.4 Thirty days after the end of each calendar month, UAP shall supply to the Company a report of Expenses and the Company shall pay UAP for such Expenses and the applicable Fee within 30 days after the receipt of such report. In the event the Company fails to pay such Expenses and Fee within such 30 day period, the aggregate amount of such Expenses and Fee owed to UAP shall bear interest from the last day of such 30-day period until paid in full at a rate of 10% per annum on the basis of a 360-day year and actual days elapsed.

7.5 All payments due under this Section 7 shall be made in U.S. dollars. The U.S. dollar amount for each month shall be based on the "Exchange Rate" on the business day that is the closest to the 15th day of such month. For these purposes, "Exchange Rate" shall equal the midpoint of the Interbank bid and asked quotes on the day of receipt, as provided by Bank America International, or, if such quotes are not then available from Bank America International, from another internationally recognized bank chosen by UAP.

7.6 All payments made to UAP hereunder shall be by means of official telegraphic transfer remittance, mail transfer remittance or banker's cheque to an account established at bank(s) designated by UAP.

8.     Warranty and Indemnity

       The Company shall indemnify and keep UAP fully indemnified from and against any loss, claim or damage incurred by UAP or the Company as a result of any action or claim brought against it by any third party in respect of the provision by UAP of the services stipulated under this Agreement, other than any loss, claim or damage caused by gross negligence and willful misconduct of UAP.

9.     Term

       (a) Subject to (b) and (c) below, this Agreement shall be effective upon the date hereof, and shall continue for an initial term of three (3) years. Thereafter, this Agreement shall be continued from year to year unless (i) UAP or the Company provides written notice to the other party ninety
              (90) days prior to the end of the initial term or any extension, or (ii) terminated earlier as set forth in (b) and
              (c) below.

       (b) This Agreement shall forthwith terminate with respect to one party upon written notice of termination to it by the other party if the first party is materially in breach of its obligations hereunder (including but not limited to the payment of any sums due hereunder) and such breach, if capable of remedy, has not been remedied within thirty (30) days after written notice to that effect is given to the defaulting party by the other party indicating the steps required to be taken to remedy the failure.

       (c) This Agreement may be terminated by UAP or the Company upon sixty (60) days written notice in the event UAP or an Affiliate of UAP, no longer has an equity interest in the Company on a fully diluted basis.


10.    Confidentiality

       Each party hereto acknowledges that, in connection with the services to be provided by UAP hereunder, it may receive confidential and proprietary information of a business, financial, technical or other type, from the other party or from an Affiliate of the other party. The Company agrees that any such information it receives is to be used by the Company only as required in the businesses of the Systems. UAP agrees that any such information it receives will be used only for the performance of its obligations hereunder. Without limiting the generality of the foregoing, neither party shall commercially exploit any confidential proprietary information for purposes other than those contemplated by this Agreement. Each party shall use its best efforts to keep confidential all information of a proprietary nature that it receives in connection with this Agreement; provided, however, that the partys' respective obligations under this Section 10 shall not apply to (i) information that is publicly available other than through a breach by a disclosing party of any agreement with the Company or UAP or their Affiliates, or (ii) any public announcement or disclosure that a party considers necessary or appropriate under U.S. securities laws. The provisions of this Section 10 shall be binding upon the Affiliates, partners, officers, directors, shareholders, employees and agents of the parties, and shall survive the termination of this Agreement.

11.    Notices

       All notices, demands or other communications given or made under this Agreement shall be in writing and delivered by reputable international courier service or sent by telefacsimile to the relevant party at its address or telecopy fax number set out below (or such other address or telecopy number as the addressee has by five (5) days' prior written notice specified to the other parties):


       To the Company:      AmTec, Inc.
                            599 Lexington Avenue, 44th Floor
                            New York, New York 10022
                            USA
                            Attn: ____________________


       To UAP               UIH ASIA/PACIFIC COMMUNICATIONS, INC.
                            4643 South Ulster, Suite 1300
                            Denver, Colorado, 80237, USA

                            Facsimile:    303 770-4207
                            Telephone:    303 770-4001
                            Attention:    President

       Any notice, demand or other communication so addressed to the relevant party shall be deemed to have been delivered (a) if given or made by telefacsimile, when dispatched with confirmed transmission report; and (b) if given or made by courier, when actually delivered to the relevant address.

12.    Miscellaneous

12.1 No amendment or modification of this Agreement shall be effective unless in writing and signed by or on behalf of all of the parties.

12.2 If any term or provision of this Agreement or application thereof to any person, entity or circumstance is invalid or unenforceable to any extent, then the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by applicable law. If any provision of Section 7 of this Agreement is illegal or unenforceable, then UAP may terminate this Agreement at any time thereafter through written notice to the Company, such termination to be effective when such notice is given. Notwithstanding the foregoing, the parties shall negotiate in good faith to agree on the terms of a satisfactory provision to effect the intent of any invalid or unenforceable provision to the maximum extent allowable under applicable law.

12.3 This Agreement shall be governed by the laws of the State of Delaware, U.S.A.

12.4 No failure or delay by any party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by any party of any breach of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

12.5 No party shall be entitled to assign this Agreement or its rights or obligations hereunder save as expressly provided herein or with the written consent of the other party hereto; provided however, that this Agreement may be assigned by UAP to an Affiliate without any consent.


IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.


AMTEC, INC.


By __________________________________

   Its ______________________________



UIH ASIA/PACIFIC COMMUNICATIONS, INC.


By __________________________________

   Its ______________________________